PROSPECTUS             Filed Pursuant to Rule 424(b)(3)
                                  Registration No. 333-134111

LSB INDUSTRIES, INC.

7% Convertible Senior Subordinated Debentures Due 2011
2,542,500 Shares of Common Stock

The debentures and shares of our common stock will be offered and sold by the Selling Security Holders named in this prospectus or in any amendment or supplement to this prospectus. See “Selling Security Holders” beginning on page 40 . We will not receive any of the proceeds from the sale by the Selling Security Holders of these securities.

Our common stock is listed on the American Stock Exchange under the symbol “LXU.” The last reported sale price of our common stock on the American Stock Exchange on April 4, 2007 was $15.15 per share. There is no established market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system.

The Selling Security Holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed. They may also sell the securities in private sales or through dealers or agents. The Selling Security Holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The Selling Security Holders will be responsible for any commissions due to brokers, dealers or agents. We will pay all expenses of the registration of the debentures and the common stock and certain other expenses as set forth in the registration rights agreement described in this prospectus.

Investing in the debentures or in our common stock involves risks.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. The securities described in this prospectus may be offered and sold by the Selling Security Holders using this prospectus from time to time as described the “Plan of Distribution” beginning on page 43. You should carefully read this prospectus and the information described under the heading “Incorporation by Reference” beginning on page 15 and “Where You Can Find More Information” on page 15 .

You should rely only on the information contained in, or incorporated by reference in, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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PROSPECTUS SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision and is qualified in its entirety by, and should be read in conjunction with, the more detailed information about us and the debenture in this prospectus, including the section entitled “Risk Factors,” along with our business information, our financial information and other documents incorporated by reference in this prospectus.

LSB Industries, Inc.

LSB Industries, Inc. (the “Company,” “we,” “us,” or “our”) was formed in 1968 as an Oklahoma corporation, and became a Delaware corporation in 1977. We are a diversified holding company operating through our subsidiaries. Our wholly-owned subsidiary, ThermaClime, Inc. (“ThermaClime”) through its subsidiaries, owns substantially all of our core businesses consisting of the:

•
Climate Control Business, which is engaged in the manufacturing and selling of a broad range of heating, ventilation and air conditioning products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems; and

•	Chemical Business, which is engaged in the manufacturing and selling of chemical products produced from three plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

Company Information

Our executive offices are located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, telephone (405) 235-4546. Our Web site is located at www.lsb-okc.com. The information on our Web site is not part of this prospectus and should not be considered in your decision to invest in the debentures or our common stock.

THE OFFERING

Issuer	LSB Industries, Inc.

Selling Security Holders
The securities to be offered and sold using this prospectus will be offered and sold by the Selling Security Holders named in this prospectus, or in any amendment or supplement to this prospectus. See “Selling Security Holders.”

Securities covered by this prospectus
$1,000,000 aggregate principal amount of 7% convertible senior subordinated debentures due 2011. A total of $18,000,000 aggregate principal amount of the debentures were included in the original prospectus included in the registration statement, and $17,000,000 aggregate principal amount of such debentures were converted prior to the date of this prospectus into shares of common stock. In connection with certain of the prior conversions, we agreed to pay certain holders interest through the March 1, 2007, interest payment date, although the debentures owned by them were converted prior to such time. Only $1,000,000 aggregate principal amount of the debentures remain outstanding as of the date of this prospectus. We have been informed by the holder of the remaining $1,000,000 principal amount of debentures that it intends to convert the debentures into common stock. See “Recent Development.”

2,542,500 shares of common stock, par value $0.10 per share. Of such number, 2,401,248 shares have been issued upon conversion of $17,000,000 aggregate principal amount of the debentures.

Maturity date of debentures	March 1, 2011, unless earlier converted, redeemed or repurchased.

Interest on debentures	7% per annum on the principal amount, from March 3, 2006, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2006.

Ranking of debentures
The debentures are unsecured and subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness and effectively subordinated to the indebtedness and all of the other liabilities, including trade payables, of our subsidiaries. As of December 31, 2006, we had approximately $116.4 million of senior indebtedness outstanding, including approximately $91.5 million of indebtedness of our subsidiaries which we have guaranteed. The debentures will also effectively be subordinated to all other present or future liabilities, including our subsidiaries’ trade payables, which as of December 31, 2006, totaled approximately $45.7 million. Therefore, as of December 31, 2006, the debentures are effectively subordinate to a total of $162.1 million of senior indebtedness, including the liabilities of our subsidiaries. Additionally, the debentures may be subordinated to approximately $6.95 million senior unsecured debentures due 2007 which the Company owned as of December 31, 2006. See “Risk Factors.” Neither we nor our subsidiaries are prohibited from incurring additional debt, including senior indebtedness, under the indenture.

Conversion of debentures
The debentures are convertible by holders in whole or in part into shares of our common stock, at any time prior to their maturity on March 1, 2011. The conversion rate of debentures for holders electing to convert all or any portion of a debenture prior to September 1, 2006, was 125 shares per $1,000 principal amount of debentures (representing a conversion price of $8.00 per share) and the conversation rate for the period from September 1, 2006 to February 28, 2007 was 141.25 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $7.08 per share). Holders of debentures electing to convert all or any portion of a debenture on or after March 1, 2007, and before March 1, 2009, will obtain the following conversion rate per $1,000 principal amount of debentures during the dates indicated: March 1, 2007 to August 31, 2007, 141.04 shares (representing a conversion price of approximately $7.09 per share); September 1, 2007 to February 29, 2008, 137.27 shares (representing a conversion price of approximately $7.28 per share); March 1, 2008 to August 31, 2008, 133.32 shares (representing a conversion price of approximately $7.50 per share); and September 1, 2008 to February 28, 2009 is 129.23 shares (representing a conversion price of approximately $7.74 per share). On March 1, 2009, the conversion rate returns to 125 shares per $1,000 principal amount of debentures (representing a conversion price of $8.00 per share), until their maturity on March 1, 2011. The conversion rate is subject to adjustment. See “Description of Debentures—Conversion of debentures.”

If a holder elects to convert its debentures in connection with certain changes in control, as defined herein, which occur prior to the maturity date, the holder will be entitled to receive additional shares of our common stock as a make-whole premium upon conversion under certain circumstances. See “Description of Debentures — Conversion of debentures.”

Sinking fund as to debentures	None.

Optional redemption of debentures
Beginning March 1, 2009, we may redeem the debentures either in whole or in part, upon at least 30 and not more than 60 days’ notice, at a redemption price, payable at our option in cash or, subject to certain conditions (see “— Payment of debentures in shares” below), shares of our common stock, equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date, if: (1) the closing sale prices of our common stock for at least 20 of the 30 consecutive trading days ending on the trading day prior to the date we mail a notice of redemption, exceeds 115% of the adjusted conversion price of the debenture; (2) our common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market; and (3) a registration statement covering resales of the debentures and the common stock issuable upon conversion of the debentures is effective and expected to remain effective and available for use during the 30 days following the redemption date, unless registration is no longer required. See “Description of Debentures — Optional redemption by LSB.”

Payment of debentures in shares
We may elect to pay the redemption price in shares of our common stock if, on the date of redemption: (1) our common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market; (2) the shares used to pay the redemption price are freely tradeable; and (3) we receive certain required opinions of counsel. Payments made with shares of our common stock will be valued at 95% of the weighted average of the closing sale prices of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date. We will publicly announce the number of shares of our common stock to be paid as the redemption price, per each $1,000 principal amount of debentures to be redeemed, not later than the fourth trading day prior to the redemption date.

We may elect to pay, at maturity, up to 50% of the principal amount of the debentures, plus accrued and unpaid interest due thereon at maturity, in shares of our common stock if, on the maturity date: (1) our common stock continues to be listed on a U.S. national securities exchange or the NASDAQ Stock Market, (2) the shares used to pay the debentures and any interest thereon are freely tradeable, and (3) we receive certain required opinions of counsel. Payments made with our shares of common stock will be valued at 95% of the weighted average of the closing prices of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the maturity date. We will publicly announce the number of shares of our common stock to be paid per each $1,000 principal amount of debentures on the maturity date, not later than the fourth trading day prior to the maturity date.

Repurchase of debentures at the option
of the holder upon a designated event
If a designated event (as described under “Description of Debentures — Repurchase at option of the Holder upon a designated event”) occurs prior to maturity, holders may require us to purchase, in cash, all or part of the holder’s debentures at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

Make-whole premium of debentures
If a fundamental change occurs on or before September 1, 2009, we will pay a make-whole premium on the debentures converted in connection with the fundamental change, payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the fundamental change. The amount of the make-whole premium, if any, will be based on the stock price in the fundamental change transaction and the date of the fundamental change transaction. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and effective dates is set forth under “Description of Debentures - Conversion of debentures—Make-whole premium.”

No proceeds	We will not receive any proceeds from the sale made from time to time under this prospectus by the Selling Security Holders of the debentures or our common stock. See “No Proceeds.”

Registration rights
We entered into a registration rights agreement with each Selling Security Holder and filed a registration statement with the SEC covering the resale of the debentures and the common stock issuable upon conversion of the debentures. The registration statement was declared effective by the SEC on May 26, 2006. We agreed to use commercially reasonable efforts to keep the registration statement effective until the earlier of the date that all registrable securities have ceased to be registrable securities or three years following the closing of the issuance of the debentures, which is March 3, 2009. This prospectus is part of the registration statement. See “Description of Debentures — Registration rights of the debenture holders.”

Absence of a Public Market for
the Debentures	We cannot assure you that any active or liquid market will develop for the debentures. See “Plan of Distribution.”

Trading
We do not intend to apply to list the debentures on any national securities exchange or to include the debentures in any automated quotation system. Qualified institutional buyers may trade the debentures in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Trustee, Paying Agent and
Custodian Agent for debentures	UMB Bank, n.a.

American Stock Exchange Symbol
for our common stock	Our common stock is quoted on the American Stock Exchange under the symbol “LXU.”

Transfer Agent for our common stock	UMB Bank, n.a.

Risk Factors	You should read the “Risk Factors” section, beginning on page 5 of this prospectus, to understand the risks associated with an investment in the debentures or our common stock.

RISK FACTORS

Risks Related to Us and Our Business

Cost and availability of raw materials could materially affect our profitability and liquidity.

Our Chemical Business’ sales and profits are heavily affected by the costs and availability of its primary raw materials. Anhydrous ammonia and natural gas, which are purchased from unrelated third parties, represent the primary raw material feedstocks in the production of most of the products of the Chemical Business. The primary material utilized in anhydrous ammonia production is natural gas, and fluctuations in the price of natural gas can have a significant effect on the cost of anhydrous ammonia. Historically, there has been volatility in the cost of anhydrous ammonia and natural gas, and in many instances, we were unable to increase our sales prices to cover all of the higher anhydrous ammonia and natural gas costs incurred. Although our Chemical Business has a program to enter into contracts with certain customers that provide for the pass-through of raw material costs, we have a substantial amount of sales by the Chemical Business that do not provide for these pass-throughs. Thus, in the future, we may not be able to pass along to all of our customers the full amount of any increases in anhydrous ammonia and natural gas costs. We have suspended in the past, and could in the future, from time to time, suspend production at our chemical facilities due to, among other things, the high cost or lack of availability of such primary raw materials. Accordingly, our results of operations and financial condition have in the past been, and may in the future be, materially affected by the cost or unavailability of raw materials, including anhydrous ammonia and natural gas.

In addition, our Climate Control Business depends on raw materials such as copper and steel, which have recently shown considerable price volatility. While we periodically enter into fixed-price contracts on copper to hedge against price increases, there can be no assurance that our Climate Control Business will effectively manage against price fluctuations in copper and other raw materials or that future price fluctuations in copper and other raw materials will not have an adverse effect on our financial condition, liquidity and results of operations. Our Climate Control Business depends on certain suppliers to deliver the key components that are required in the production of its products. Any disruption in such supply could result in lost production or delayed shipments, which could materially affect our operations and cash flow.

In recent years, our Chemical Business has been unable to generate significant positive cash flows.

Due, in part, to lower than optimum sales levels, margin problems and extensive capital expenditures, our Chemical Business has not generated significant positive cash flows in recent years. Continuing significant cash flow expenditures by this business could have a material adverse effect on our financial condition and liquidity.

Our Climate Control Business and its customers are sensitive to economic cycles.

Our Climate Control Business is affected by cyclical factors, such as interest rates, inflation and economic downturns. Our Climate Control Business depends on sales to customers in the commercial construction and renovation industries, which are particularly sensitive to these factors. A decline in the economic activity in the United States has in the past, and could in the future, have a material adverse effect on our customers in the commercial construction and renovation industries in which our Climate Control Business sells a substantial amount of its products. Such a decline could result in a decrease in revenues and profits, and an increase in bad debts, in our Climate Control Business.

Weather conditions adversely affect our Chemical Business.

The agricultural products produced and sold by our Chemical Business have in the past, and could continue in the future, to be materially affected by adverse weather conditions (such as excessive rains or drought) in the primary markets for our fertilizer and related agricultural products. If any of these unusual weather events occur during the primary seasons for sales of our agricultural products (March-June and September-November), this could have a material adverse effect on the agricultural sales of our Chemical Business and our financial condition and results of operation.

Environmental and regulatory matters entail significant risk for us.

Our Chemical Business is subject to numerous environmental laws and regulations. The manufacture and distribution of chemical products are activities which entail environmental risks and impose obligations under environmental laws and regulations, many of which provide for substantial fines and potential criminal sanctions for violations. Our Chemical Business has in the past, and may in the future, be subject to fines, penalties and sanctions for violations of environmental laws and substantial expenditures for cleanup costs and other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of pollutants or other substances at or from the Chemical Business’ facilities. Further, a number of our Chemical Business’ facilities are dependent on environmental permits to operate, the loss of which could have a material adverse effect on its operations and our financial condition.

We may be required to expand our security procedures and install additional security equipment for our Chemical Business in order to comply with the Homeland Security Act of 2002 and possible future government regulation.

The chemical industry in general, and producers and distributors of ammonium nitrate specifically, are scrutinized by the government, industry and public on security issues.  Under the Homeland Security Act of 2002, as well as current and proposed regulations, we may be required to incur substantial additional costs relating to security at our chemical facilities and distribution centers and security for the transportation of our products.  These costs could have a material impact on our financial condition and results of operation.

A substantial portion of our sales is dependent upon a limited number of customers.

During 2006, six customers of our Chemical Business accounted for 54% of its net sales and 29% of our consolidated sales, and our Climate Control Business had one customer that accounted for 16% of its net sales and 7% of our consolidated sales. The loss of, or a material reduction in purchase levels by, one or more of these customers could have a material adverse effect on our business and our results of operations, financial condition and liquidity if we are unable to replace a customer on substantially similar terms.

Our working capital requirements fluctuate because of the seasonal nature of our Chemical Business’ agricultural products.

Because of the seasonal nature of our Chemical Business’ agricultural products, our working capital requirements are significantly higher at certain times of the year due to increases in inventories of ammonium nitrate, UAN and other agricultural products prior to the beginning of each planting season. If additional working capital is required and not available under our revolving credit facility, this could have a negative impact on our other operations, including our Climate Control Business.

There is intense competition in the Climate Control and Chemical industries.

Substantially all of the markets in which we participate are highly competitive with respect to product quality, price, design innovations, distribution, service, warranties, reliability and efficiency. We compete with a number of established companies that have greater financial, marketing and other resources than we have and are less highly leveraged than we are. Competitive factors could require us to reduce prices or increase spending on product development, marketing and sales that would have a material adverse effect on our business, results of operation and financial condition.

We are effectively controlled by the Golsen Group.

Jack E. Golsen, our Chairman of the Board and Chief Executive Officer (“CEO”), members of his immediate family (spouse and certain children), including Barry H. Golsen, our Vice Chairman and President, entities owned by them and trusts for which they possess voting or dispositive power as trustee (collectively, the “Golsen Group”) beneficially owned as of March 29, 2007, an aggregate of 3,457,423 shares of our common stock and 1,020,000 shares of our voting preferred stock (1,000,000 of which shares have .875 votes per share, or 875,000 votes), which together votes as a class and represented approximately 21.4% of the voting power of our issued and outstanding voting securities as of that date. At such date, the Golsen Group also beneficially owned options, rights and other convertible preferred stock that allowed its members to acquire an additional 392,926 shares of our common stock within 60 days of March 29, 2007. Thus, the Golsen Group may be considered to effectively control us. As a result, the ability of other stockholders to influence our management and policies could be limited.

Loss of key personnel could negatively affect our business.

We believe that our performance has been and will continue to be dependent upon the efforts of our principal executive officers. We cannot promise you that our principal executive officers will continue to be available. Jack E. Golsen has an employment agreement with us. No other principal executive has an employment agreement with us. The loss of some of our principal executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

We may have inadequate insurance.

While we maintain liability insurance, including certain coverage for environmental contamination, it is subject to coverage limits and policies may exclude coverage for some types of damages. Although there may currently be sources from which such coverage may be obtained, it may not continue to be available to us on commercially reasonable terms or the possible types of liabilities that may be incurred by us may not be covered by our insurance. In addition, our insurance carriers may not be able to meet their obligations under the policies or the dollar amount of the liabilities may exceed our policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our warranty claims are not generally covered by our insurance.

The development, manufacture, sale and use of products by our Climate Control Business involve a risk of warranty and product liability claims. Warranty claims are not generally covered by our product liability insurance and there may be types of product liability claims that are not covered by our product liability insurance. A successful warranty or product liability claim not covered by our insurance could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Terrorist attacks and other acts of violence or war, and natural disasters (such as hurricanes, pandemic health crisis, etc.), have and could negatively impact the U.S. and foreign companies, the financial markets, the industries where we operate, our operations and profitability.

Terrorist attacks and natural disasters (such as hurricanes) have in the past, and can in the future, negatively affect our operations. We cannot predict further terrorist attacks and natural disasters in the United States and elsewhere. These attacks or natural disasters have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence, war or natural disasters could further affect the industries where we operate, our ability to purchase raw materials, our business, results of operations and financial condition. In addition, terrorist attacks and natural disasters may directly impact our physical facilities, especially our chemical facilities, or those of our suppliers or customers and could impact our sales, our production capability and our ability to deliver products to our customers. In the past, hurricanes affecting the Gulf Coast of the United States have resulted in damages to, or shutdown of, the gas pipeline to Cherokee, resulting in that facility being shutdown for several weeks. The consequences of any terrorist attacks or hostilities or natural disasters are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations.

Our net loss carryovers are subject to various limitations and have not been approved by the Internal Revenue Service.

Our net loss carryovers have resulted from certain losses, and we anticipate they may be used to reduce the federal income tax payments which we would otherwise be required to make with respect to income, if any, generated in future years. We had available regular-tax net operating loss carryovers of approximately $49.3 million at December 31, 2006. The use of the net operating loss carryovers is, however, subject to certain limitations and will expire to the extent not utilized beginning in 2019. In addition, the amount of these carryovers has not been audited or approved by the Internal Revenue Service, and, accordingly, we cannot promise that such carryovers will not be reduced as a result of audits in the future.

Restatements and amendments to our 2004 audited financial statements and certain matters related to our disclosure controls and procedures may present a risk of future restatements and could in turn lead to legal exposure.

In response to comments from the SEC to our 2004 Form 10-K, and as a result of changes we made internally, we restated and amended our 2004 audited financial statements and on December 30, 2005, filed a Form 10-K/A (Amendment No. 1) for year ended December 31, 2004. As a result of the restatement and amendments to our 2004 audited financial statements and SEC comments, we also filed on December 30, 2005, an amended Form 10-Q/A for each of the quarters ended March 31, 2005 and June 30, 2005.

As a result of this restatement to our 2004 financial statements, we also revised our 2004 Form 10-K and first two quarters 2005 Form 10-Qs to provide that our disclosure controls and procedures were not effective as of December 31, 2004, March 31, 2005 and June 30, 2005, in our Form 10-K/A and Forms 10-Q/A, as a result of assessing that the change from the LIFO method to the FIFO method of accounting was not material resulting in the decision at the time of the change not to disclose and not to restate the prior years financial statements. We believe that during December 2005, we corrected the weakness to our disclosure controls and procedures by, among other things, establishing a Disclosure Committee to maintain oversight activities and to examine and reevaluate our policies, procedures and criteria to determine materiality of items relative to our financial statements taken as a whole. Restatements by others have, in some cases, resulted in the filing of class action lawsuits against such companies and their management and further inquiries from the SEC. Any similar lawsuit against us could result in substantial defense and/or liability costs and would likely consume a material amount of management’s attention that might otherwise be applied to our business. Under certain circumstances, these costs might not be covered by, or might exceed the limits of, our insurance coverage.

In addition, by letter received in August 2006 from the SEC, the SEC has made an informal inquiry of us relating to the change in inventory accounting from LIFO to FIFO resulting in the restatement of our financial statements, and, at this time, we do not know if the informal inquiry:

•	will rise to the level of an investigation or proceeding, or

•	will result in an enforcement action, if any, by the SEC.

We are a holding company and depend, in large part, on receiving funds from our subsidiaries to fund our indebtedness.

Because we are a holding company and operations are conducted through our subsidiaries, principally ThermaClime and its subsidiaries, our ability to make scheduled payments of principal and interest on our indebtedness depend on operating performance and cash flows of our subsidiaries and the ability of our subsidiaries to make distributions and pay dividends to us. Under its loan agreements, ThermaClime and its subsidiaries may only make distributions and pay dividends to us under limited circumstances and in limited amounts. If ThermaClime is unable to make distributions or pay dividends to us, or the amounts of such distributions or dividends are not sufficient for us to service our debts, we may not be able to pay the principal or interest, or both, due on our indebtedness.

We are leveraged, which could affect our ability to pay our indebtedness.

We have a substantial amount of debt. At December 31, 2006, our aggregate consolidated debt was approximately $97.7 million resulting in total debt as a percentage of total capitalization of 70%.

The degree to which we are leveraged could have important consequences to us, including the following:

•	our ability to obtain additional financing in the future for refinancing indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired;

•
funds available to us for our operations and general corporate purposes or for capital expenditures will be reduced because a substantial portion of our consolidated cash flow from operations could be dedicated to the payment of the principal and interest on our indebtedness;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•
the agreements governing our long-term indebtedness, including indebtedness under the debentures, and those of our subsidiaries (including indebtedness under the debentures) and bank loans contain certain restrictive financial and operating covenants;

•	an event of default, which is not cured or waived, under financial and operating covenants contained in these debt instruments could occur and have a material adverse effect on us; and

•	we may be more vulnerable to a downturn in general economic conditions.

Our ability to make principal and interest payments, or to refinance indebtedness, will depend on our future operating performance and cash flow, which are subject to prevailing economic conditions and other factors affecting us, many of which are beyond our control.

We are subject to a variety of factors that could discourage other parties from attempting to acquire us.

Our certificate of incorporation provides for a staggered board of directors and, except in limited circumstances, a two-thirds vote of outstanding voting shares to approve a merger, consolidation or sale of all, or substantially all, of our assets. In addition, we have entered into severance agreements with our executive officers and some of the executive officers of our subsidiaries that provide, among other things, that if, within a specified period of time after the occurrence of a change in control of our company, these officers are terminated, other than for cause, or the officer terminates his employment for good reason, we must pay such officer an amount equal to 2.9 times the officer’s average annual gross salary for the last five years preceding the change in control.

We have authorized and unissued (including shares held in treasury) 55,516,861 shares of common stock and 4,036,093 shares of preferred stock as of March 29, 2007. These unissued shares could be used by our management to make it more difficult, and thereby discourage an attempt to acquire control of us.

We have adopted a preferred share purchase plan, which is designed to ensure that all of our stockholders receive fair and equal treatment in the event of a proposed takeover or abusive tender offer.

The foregoing provisions and agreements are designed to discourage a third party tender offer or proxy contest for control of us and could have the effect of making it more difficult to remove incumbent management.

Delaware has adopted an anti-takeover law which, among other things, will delay for three years business combinations with acquirers of 15% or more of the outstanding voting stock of publicly-held companies (such as us), unless (a) the acquirer owned at least 85% of the outstanding voting stock of such company prior to commencement of the transaction, or (b) two-thirds of the stockholders, other than the acquirer, vote to approve the business combination after approval thereof by the board of directors, and (c) the stockholders decide to opt out of the statute.

Risks Related to the Debentures(1) and Common Stock:

We are a holding company and depend, in large part, on receiving funds from our subsidiaries to fund our indebtedness, including our indebtedness relating to the debentures.

Because we are a holding company and operations are conducted through our subsidiaries, principally ThermaClime and its subsidiaries, our ability to make scheduled payments of principal and interest on our indebtedness, including the debentures, depend on operating performance and cash flows of our subsidiaries and the ability of our subsidiaries to make distributions and pay dividends to us. Under its loan agreements, ThermaClime and its subsidiaries may only make distributions and pay dividends to us under limited circumstances and in limited amounts. If ThermaClime is unable to make distributions or pay dividends to us, or the amounts of such distributions or dividends are not sufficient for us to service our debts, we may not be able to pay the principal or interest, or both, due on our indebtedness, including the debentures.

The debentures are contractually subordinated to all of our senior debt and are effectively subordinated to all of our secured debt and to all of the debt and other liabilities of our subsidiaries.

The debentures are our general unsecured obligations and are contractually subordinated to all of our existing and future senior debt, including obligations relating to credit facilities of our subsidiaries that we have guaranteed. As of February 28, 2007, our senior indebtedness, including our subsidiaries' debt which we have guaranteed totaled $113.0 million. Upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 days in the event of certain non-payment defaults on designated senior debt. Our assets remaining after payment of our senior debt may be insufficient to repay the debentures.

The debentures are not secured by any of our assets, and therefore will be effectively subordinated to all of our secured debt. In addition, future debt that we incur, including accounts payable and other liabilities incurred in obtaining goods and services, may be secured by our assets. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the debentures.

The debentures are obligations exclusively of LSB Industries, Inc. Since most of our operations are conducted through our wholly owned subsidiaries, principally ThermaClime and its subsidiaries, the cash flow and the consequent ability to service debt, including the debentures, are dependent upon the earnings of such subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by, those subsidiaries to us. Our subsidiaries have no obligation to pay any amounts due pursuant to the debentures or to make any funds available therefore. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors). As of February 28, 2007, we and our subsidiaries had approximately $100.1 million in outstanding borrowings that would have constituted senior indebtedness under the indenture governing the debentures and our subsidiaries had other outstanding liabilities, all of which would be effectively senior to the debentures, of approximately $67.8 million. There are no restrictions in the indenture on the creation of additional senior indebtedness (or any indebtedness).

The amounts of our indebtedness and the indebtedness of our subsidiaries as of February 28, 2007, are based on unaudited numbers.

There is currently no public market for the debentures, and no active trading market is expected to develop for the debentures. The failure of a market to develop for the debentures could adversely affect the liquidity and value of the debentures.

Only $1 million aggregate principal amount of the debentures is outstanding, and there is no existing market for the debentures. Although the debentures are eligible for trading in The PORTAL MarketSM, if they are sold using this prospectus, the debentures will no longer be eligible for PORTAL trading. In addition, we have not and do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures on any automated dealer quotation system. We do not expect a market to develop for the debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected. Debentures may trade at a discount from their face amount.

The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the debentures, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the debentures may be subject to disruptions, which could have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

Resale of the debentures and the common stock issuable upon conversion of the debentures is subject to significant restrictions.

Although we are required to register the resale by the holders of the debentures and the common stock into which the debentures are convertible, such registration may not be available to holders at all times. We are not currently eligible to register the resale of the debentures and the common stock included in this prospectus on Form S-3, and, therefore, registered the resale of these securities on Form S-1. As a result, under certain circumstances, we must update the registration statement for the resale of such debentures and common stock by filing post-effective amendments to the registration statement that will not be effective until each is declared effective by the SEC. Between the time it is determined that the registration statement must be updated by a post-effective amendment and the time the SEC declares the applicable post-effective amendment effective, the registration statement will not be available for use and the price of our common stock could decline during that time. The SEC has broad discretion to determine whether any registration statement (including and post-effective amendment) will be declared effective and may delay or deny the effectiveness of any registration statement or post effective amendment filed by us for a variety of reasons. Selling Security Holders also may be subject to restrictions and potential liability under the Securities Act. See “Description of Debentures — Registration rights of the debenture holders.”

The debentures do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the debentures.

We are not restricted under the terms of the debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. Certain of our other debt instruments may, however, restrict these and other actions. See “Description of Debentures - Subordination of debentures.”

Determination of debenture terms

The conversion rate of the debentures ranges from 141.25 shares to 125 shares per $1,000 principal amount of debentures, representing conversion prices of $7.08 to $8.00 per share, subject to adjustment. However, the period during which the conversion rate was 141.25 expired on March 1, 2007, and the current maximum conversion rate is 141.04 per $1,000 principal amount of debentures, representing a conversion price of $7.09 per share, subject to adjustment. Because the market price of our common stock fluctuates, there can be no assurance that the market price of our common stock will reach or exceed the representative price at which the debentures may be converted into shares of common stock. In addition, our right to redeem the debentures or pay the debentures at maturity in our common stock is not conditioned upon the closing sale price of our common stock exceeding the then effective conversion price of the debentures. Because the value of the common stock will be determined before the redemption date or the maturity date, if we specify that we will make payment of the redemption price or the principal and accrued interest thereon of the debentures at the maturity date in shares of our common stock, holders of debentures bear the market risk that our common stock will decline in value between the date of such determination and the redemption date or the maturity date, whichever is applicable. In addition, holders will not know the exact number of shares of common stock to be received upon redemption or maturity until the fourth trading day prior to the redemption date or maturity date, whichever is applicable. See “Description of Debentures.”

The price of our common stock, and therefore of the debentures may fluctuate significantly; and this may make it difficult for you to resell the debentures and/or our common stock when you want or at prices you find attractive.

The price of our common stock on the American Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. This may make it difficult for you to resell the debentures and/or our common stock when you want or at prices you find attractive.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock, the value of the debentures, our ability to raise funds in new stock offerings and may dilute your percentage interest in our common stock.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the debentures. Such future sales could also significantly reduce the percentage ownership of our existing common stockholders.

We have not declared or paid dividends on our outstanding common stock in many years and have a substantial amount of accrued and unpaid dividends on our outstanding series of cumulative preferred stock.

We have not paid cash dividends on our outstanding common stock in many years, and from January 1, 1999, through December 31, 2005, we did not pay any accrued dividends on our outstanding cumulative preferred stock. We intend to retain most of our future earnings, if any, to provide funds for our operations and/or expansion of our businesses. However, during each quarter in 2006, our board of directors declared nominal dividends on certain outstanding series of our preferred stock, as follows: $.10 per share on the then outstanding shares of our Series 2 Preferred, $.37 per share on our outstanding Series B 12% Cumulative Convertible Preferred, and $.31 per share on our outstanding Non-Cumulative Preferred. These dividends are not for the full amount of the required quarterly dividends pursuant to the terms of our outstanding series of preferred stock. Our Board of Directors did not declare any dividends on our outstanding preferred stock for the quarterly dividends payable during March 2007. As of March 29, 2007, there were approximately $6.8 million of accrued and unpaid dividends on our outstanding cumulative preferred stock.

We do not anticipate paying cash dividends on our outstanding common stock in the foreseeable future, and until all accrued and unpaid dividends are paid on our outstanding cumulative preferred stock, no dividends may be paid on our common stock. In the event of our liquidation, winding up or dissolution, there can be no distributions on our common stock until all of the liquidation preference and stated value amounts of our outstanding preferred stock and all accrued and unpaid dividends due on our outstanding cumulative preferred stock are paid in full. Further, not paying all of the cumulative accrued dividends on our outstanding preferred stock could adversely affect the marketability of our common stock and our ability to raise additional equity capital.
___________________
(1) See “Recent Development.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements." All statements in this prospectus and such incorporated information other than statements of historical fact are forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which could cause actual results and performance of the Company to differ materially from such statements. The words "believe", "expect", "anticipate", "intend", "will", and similar expressions identify forward-looking statements. Such forward-looking statements relate to statements about our business strategies, our expected financial position and operating results, the projected size of our markets and our financing plans and similar matters, including but not limited to, the following:

•	our Climate Control Business has developed leadership positions in niche markets by offering extensive product lines, customized products and improved technologies,
•	we have developed the most extensive line of water source heat pumps and hydronic fan coils in the United States,
•	we have used geothermal technology in the climate control industry to create the most energy efficient climate control systems commercially available today,
•	we are a leading provider of geothermal and water source heat pumps to the commercial construction and renovation markets in the United States,
•
the market for commercial water source heat pumps will continue to grow due to the relative efficiency and long life of such systems as compared to other air conditioning and heating systems, as well as to the emergence of the replacement market for those systems,

•	we are the largest domestic merchant marketer of concentrated and blended nitric acids,
•	the longer life, lower cost to operate, and relatively short payback periods of geothermal systems, as compared with air-to-air systems, will continue to increase demand for our geothermal products,
•	our Climate Control Business is a leading provider of hydronic fan coils,
•	the amount of capital expenditures relating to the Climate Control Business and related increase in our capacity to produce and distribute Climate Control products,
•	obtaining raw materials for our Climate Control Business,
•
the majority of raw material cost increases, if any, will be passed to our customers in the form of higher prices as product price increases are implemented and take effect and while we believe we will have sufficient materials, a shortage of raw materials could impact production of our Climate Control products,

•	our Climate Control Business manufactures a broader line of geothermal and water source heat pump and fan coil products than any other manufacturer in the United States,
•	we are competitive as to price, service, warranty and product performance in our Climate Control Business,
•	our Climate Control Business will continue to launch new products and product upgrades in an effort to maintain and increase our current market position and to establish a presence in new markets,
•	shipping substantially all of our backlog at December 31, 2006 within twelve months,
•	utilizing additional space at other facilities for distribution purposes for the Climate Control Business,
•	the prospects for these new product lines in the Climate Control Business are improving and that these products will contribute favorably in the future,
•
increasing the sales and operating margins of all products, developing and introducing new and energy efficient products, and increasing production to meet customer demand in the Climate Control Business,

•
our performance has been and will continue to be dependent upon the efforts of our principal executive officers and our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel,

•	our net loss carryovers may be used to reduce the federal income tax payments which we would otherwise be required to make with respect to income, if any, generated in future years,
•	retain most of our future earnings, if any, to provide funds for our operations and/or expansion of our businesses, paying dividends on our common stock,
•	the concentration relating to receivable accounts of ten customers at December 31, 2006 does not represent a significant credit risk due to the financial stability of these customers,
•	the "E-2" brand ammonium nitrate fertilizer is recognized as a premium product within our primary market,
•	the agricultural products are the only seasonal products,
•	competition within the Chemical Business is primarily based on service, price, location of production and distribution sites, and product quality and performance,
•	the ADEQ allowing EDC to directly discharge its wastewater into the creek,
•	the ADEQ issuing the wastewater permit modification during the third quarter of 2007,
•	EDC using the City’s sewer discharge system is a feasible option,
•	the joint pipeline group and opposing residents will appeal the final permit,
•	the amount of and ability to obtain financing for discharging the wastewater at El Dorado,
•	the amount of additional expenditures relating to the Air CAO,
•	the amount of costs under the proposal submitted to the KDHE will be substantially less than the cost of the soil excavation,
•
our Chemical Business to focus on growing our non-seasonal industrial customer base with the emphasis on customers that accept the risk inherent with raw material costs, while maintaining a strong presence in the seasonal agricultural sector,

•	obtaining our requirements for raw materials in 2007,
•	the amount of committed capital expenditures for 2007,
•	liquidity and availability of funds,
•	anticipated financial performance,
•	adequate resources to meet our obligations as they come due,
•	ability to make planned capital improvements,
•
new and proposed requirements to place additional security controls over ammonium nitrate and other nitrogen fertilizers will not materially affect the viability of ammonium nitrate as a valued product,

•	under the terms of an agreement with a supplier, EDC purchasing a majority of its anhydrous ammonia requirements through December 31, 2008,
•	ability to obtain anhydrous ammonia from other sources in the event of an interruption of service under our existing purchase agreement,
•	meeting all required covenant tests for all quarters and the year ending in 2007,
•
our primary efforts to improve the results of our Chemical Business include securing increased non-seasonal sales volumes with an emphasis on customers that will accept the commodity risk with natural gas and anhydrous ammonia, and

•
environmental and health laws and enforcement policies thereunder could result, in compliance expenses, cleanup costs, penalties or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of pollutants or other substances at or from our facilities or the use or disposal of certain of its chemical products.

While we believe the expectations reflected in such Forward-Looking Statements are reasonable, we can give no assurance such expectations will prove to have been correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this report, including, but not limited to,

•	decline in general economic conditions, both domestic and foreign,
•	material reduction in revenues,
•	material increase in interest rates,
•	ability to collect in a timely manner a material amount of receivables,
•	increased competitive pressures,
•	changes in federal, state and local laws and regulations, especially environmental regulations, or in interpretation of such, pending,
•	additional releases (particularly air emissions) into the environment,
•	material increases in equipment, maintenance, operating or labor costs not presently anticipated by us,
•	the requirement to use internally generated funds for purposes not presently anticipated,
•	the inability to secure additional financing for planned capital expenditures,
•	the cost for the purchase of anhydrous ammonia and natural gas,
•	changes in competition,
•	the loss of any significant customer,
•	changes in operating strategy or development plans,
•	inability to fund the working capital and expansion of our businesses,
•	adverse results in any of our pending litigation,
•	inability to obtain necessary raw materials,
•	other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operation" incorporated by reference into in this prospectus, and
•	other factors described in “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Actual results may differ materially. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

INCORPORATION BY REFERENCE

We have elected to incorporate by reference certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC:

•
Our 2006 Annual Report on Form 10-K, for the fiscal year ended December 31, 2006, which includes, without limitation, information with respect to our business, properties, legal proceedings, certain stockholder matters, financial statements, selected financial data, supplementary financial information, management’s discussion and analysis of financial condition and results of operations, dividend policy, and quantitative and qualitative disclosures about market risk;

•	Our Current Reports on Form 8-K filed on January 12, January 29, February 9, March 6, March 13, and March 26, 2007; and

•	Our Proxy Statement, filed on February 6, 2007, relating to the Special Meeting of Stockholders held March 6, 2007.

These filings have not been included in or delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to us at the following:

LSB Industries, Inc.
P.O. Box 754
Oklahoma City, Oklahoma 73101-0754
Attention: Secretary
(405) 235-4546

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 including the exhibits, schedules and amendments to the registration statement under the Securities Act with respect to the debentures and shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to LSB Industries, the debentures, and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement or any other information LSB Industries files at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site, http://www.sec.gov.

Such registration statement and other information filed by us may also be inspected at the American Stock Exchange offices located at 86 Trinity Place, New York, New York 10006-1872 and is available at AMEX’s website, http://www.amex.com. We furnish our shareholders with annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

We make available on, or accessible through, our Internet address, www.lsb-okc.com, free of charge, our annual report on Form 10-K, quarterly reports on Form l0-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES
Our historical consolidated ratio of earnings to fixed charges as presented below for the periods shown.

	Calendar Year ended December 31,
	2002	2003	2004	2005	2006
Earnings:
The sum of:

Pre-tax income from continuing operations	$2,739	$2,894	$1,238	$5,119	$16,263
Fixed charges	13,476	10,882	11,955	15,936	16,570
Amortization of capitalized interest	-	-	-	-	-
Share of distributed income of 50% owned affiliate	115	60	250	488	875
Adjusted Earnings	$16,330	$13,836	$13,443	$21,543	$33,708

Fixed Charges(1):
The sum of
(i) Interest expensed	$8,218	$6,097	$7,393	$11,407	$11,915
(ii) Amortized premiums, discounts and capitalized expenses related to indebtedness (included in interest)	-	-	-	-	-
(iii) Estimate of Interest inrental expense	5,258	4,785	4,562	4,529	4,655
Fixed Charges	$13,476	$10,882	$11,955	$15,936	$16,570

Ratio of earnings to fixed charges	1.2:1	1.3:1	1.1:1	1.4:1	2.0:1

______________
(1) To estimate the amount of interest expense included in rental expense, we used various approaches, primarily the NPV approach for approximately 65% of the actual annual rent expense.

NO PROCEEDS

The debentures and shares of common stock to be offered and sold using this prospectus will be offered and sold by the Selling Security Holders named in this prospectus or in a supplement to this prospectus. We will not receive any proceeds from these sales or from conversion of the debentures into shares of our common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on the American Stock Exchange under the symbol “LXU.” The table below shows the high and low sale prices for our common stock for the periods indicated.
	Common stock price
	High	Low
Fiscal year ending December 31, 2007:
First quarter	$15.71	$11.41
Fiscal year ending December 31, 2006:
Fourth quarter	$13.20	$8.50
Third quarter	$10.25	$8.25
Second quarter	$9.19	$6.95
First quarter	$7.48	$5.87
Fiscal year ended December 31, 2005:
Fourth quarter	$6.70	$4.84
Third quarter	$7.35	$6.05
Second quarter	$7.50	$6.00
First quarter	$7.93	$5.95

On April 4, 2007, the closing sale price of our common stock on the American Stock Exchange was $15.15 per share. As of March 29, 2007, there were approximately 740 holders of record of our common stock.

DESCRIPTION OF DEBENTURES

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement relating to the debentures and the shares of common stock issuable upon conversion of the debentures. This summary is subject to and is qualified by reference to all the provisions of the indenture and the form of debenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines the rights of a holder of the debentures. As of the date of this prospectus, we had outstanding $1,000,000 of the debentures, and the holder of the remaining amount of outstanding debentures has advised us that it intends to convert these debentures into our common stock. See “Recent Development.”

General
The debentures are general unsecured indebtedness of LSB. Our payment obligations under the debentures are subordinated to our senior indebtedness and effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries as described under “— Subordination of debentures.” The debentures are convertible into common stock as described under “— Conversion of debentures.” The debentures will mature on March 1, 2011, unless earlier converted, redeemed or repurchased.

We are not subject to any financial covenants under the indenture; however, we may not create future subordinated indebtedness unless, by its terms, it is either junior to, or pari passu with, the debentures. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

Holders of debentures are not afforded protection under the indenture in the event of a highly leveraged transaction of LSB, or in the event of a change in control of LSB except to the extent described below under “— Repurchase at option of the holder upon a designated event” and “Make-whole premium.”

The debentures bear interest at a rate of 7% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from March 3, 2006, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semiannually on March 1 and September 1 of each year, beginning on September 1, 2006, to the holders of record at the close of business on the preceding February 15 and August 15, respectively.

Each payment of interest on the debentures will include interest accrued through the day before the applicable interest payment date (or repurchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. The term “interest” as used in the indenture includes interest payable under the terms of the debentures and liquidated damages, if any, payable under the terms of the registration rights agreement as described under “— Registration rights of the debenture holders.”

We will maintain, or cause the trustee to maintain, an office where we will pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. The trustee currently maintains an office in Kansas City, Missouri, for such purposes. We may pay interest by check mailed to the holder’s address as it appears in the debenture register, provided that a holder with an aggregate principal amount in excess of $1.0 million shall be paid, at the holder’s written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Debentures may be presented for conversion at the office of the Company or the conversion agent and for exchange or registration of transfer at the office of the Company or the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of debentures. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Conversion of debentures
Subject to the provisions of the indenture, holders may convert any of their debentures, in whole or in part, into shares of our common stock at any time prior to the close of business on February 28, 2011, at a conversion rate per $1,000 principal amount of debentures determined as of the date of conversion under the conversion rate schedule below, subject to adjustment as described below under
“— Conversion rate adjustments.” A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

Conversion Rate (Number of Shares Per $1,000 Principal Amount of Debentures)	Approximate Conversion Price	Date of Debenture Conversion
125.00	$8.00	before September 1, 2006(1)
141.25	$7.08	on or after September 1, 2006 and on or before February 28, 2007(1)
141.04	$7.09	on or after March 1, 2007 and on or before August 31, 2007
137.27	$7.28	on or after September 1, 2007 and on or before February 29, 2008
133.32	$7.50	on or after March 1, 2008 and on or before August 31, 2008
129.23	$7.74	on or after September 1, 2008 and on or before February 28, 2009
125.00	$8.00	on or after March 1, 2009

(1) This conversion rate period has expired.

To convert debentures into common stock, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the conversion date under the indenture. If a holder’s interest is a beneficial interest in a global debenture, to convert such a debenture, such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

If we call debentures for redemption, a holder may convert its debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has submitted debentures for repurchase upon a designated event, such holder may convert debentures only if it first withdraws the repurchase election in accordance with the terms of the indenture.

Upon conversion, a holder will not receive any cash payment of interest. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued but unpaid interest, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of a holder’s tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

Conversion rate adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	the payment or issuance of common stock as a dividend or distribution on our common stock;

(2)
the issuance to all holders of common stock of rights, warrants or options to purchase our common stock (other than pursuant to our preferred share rights plan) for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution; provided that the conversion price will be readjusted to the extent that such rights, warrants or options are not exercised;

(3)	subdivisions, splits or combinations of our common stock; and

(4)
distributions to the holders of our common stock of a portion of our assets (including shares of capital stock or assets of a subsidiary) or debt or other securities issued by us or certain rights to purchase our securities (excluding dividends or distributions covered by clauses (1) or (2) above or our preferred share rights plan); provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to the holders of our common stock, a portion of our assets, or debt or other securities or rights as set forth under clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•
a sale or conveyance to another person or entity of all or substantially all of our property and assets in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of a holder’s debentures the holder will be entitled to receive the same type of consideration that the holder would have been entitled to receive if the holder had converted the debentures into our common stock immediately prior to any of these events.

A holder may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”

Make-whole premium

Under certain conditions, if a fundamental change occurs as described below, and a holder elects to convert its debentures in connection with such a fundamental change, we will increase the applicable conversion rate for the debentures surrendered for conversion by a number of additional shares of our common stock (the “make-whole premium”), as described below. A conversion of debentures will be deemed for these purposes to be “in connection with” such a fundamental change transaction if the notice of conversion of the debentures is received during the period commencing thirty days prior to the fundamental change transaction and ending forty-five days after the fundamental change transaction.

The number of additional shares of our common stock will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental control transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five consecutive trading days up to but excluding the effective date.

If the Company elects to pay the make-whole premium in the same form of consideration used to pay for the shares of the common stock in connection with the applicable fundamental change transaction, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

(i)
securities that are traded on a U.S. national securities exchange or approved for quotation on the NASDAQ National Market or any similar system of automated dissemination of quotations of securities prices will be based on 100% of the arithmetic average of the Closing Price of such securities during each of the ten (10) Trading Days ending on the Trading Day immediately preceding the Effective Date;

(ii)
other securities, assets or property (other than cash) will be valued on 100% of the arithmetic average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the Trustee; and

(iii)	100% of any cash.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted (other than any increase to the conversion rate for a fundamental change as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the make-whole premium will be subject to adjustment in the same manner as the conversion rate as set forth above under “—Adjustment of Conversion Rate.”

The following table sets forth the stock price and number of additional shares of our common stock to be received per $1,000 principal amount of debentures:

Make-Whole Premium
(Number of Additional Shares of Common Stock per $1,000 principal amount of Debentures)
Stock Price	LSB Industries Make-Whole Premium in Additional Shares of Common Stock
$7.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
$7.50	20.53	17.97	15.16	11.86	0.00	0.00	0.00
$8.00	22.66	20.15	17.40	14.15	10.16	3.62	0.00
$8.50	19.87	17.44	14.77	11.62	7.77	1.68	0.00
$9.00	17.54	15.20	12.63	9.62	5.99	0.76	0.00
$10.00	13.94	11.80	9.46	6.79	3.70	0.26	0.00
$15.00	6.06	4.79	3.52	2.23	1.08	0.14	0.00
$20.00	3.75	2.95	2.18	1.44	0.77	0.11	0.00
$25.00	2.76	2.20	1.66	1.13	0.61	0.09	0.00
$30.00 or Above	2.23	1.79	1.36	0.93	0.51	0.07	0.00
Effective Date	3/1/2006 to 8/31/2006(1)	9/1/2006 to 2/28/2007(1)	3/1/2007 to 8/31/2007	9/1/2007 to 2/29/2008	3/1/2008 to 8/31/2008	9/1/2008 to 2/28/2009	After 3/1/2009

(1) This conversion rate period has expired.

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)
if the stock price is between two stock price amounts in the table on the effective date and the effective date is between two dates in the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year (or 366-day year, if a leap year);

(2)
if the stock price is equal to or in excess of $30.00 per share of our common stock (subject to adjustment), the make-whole premium will be the shares in the table in the stock price row “$30.00 or above”; and

(3)	if the stock price is equal to or less than $7.00 per share of our common stock (subject to adjustment), no additional make-whole premium will be issued upon conversion.

Optional redemption by LSB

At any time on or after March 1, 2009, upon at least 30 and not more than 60 days’ notice by mail to the holders of the debentures, we may, at our option, redeem the debentures, in whole or in part, at a redemption price, payable at our option in cash or, subject to the conditions set forth below, in shares of our common stock, equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date, if the following three conditions are all satisfied on the date we mail the notice of redemption: (1) the closing sale prices of our common stock for at least 20 of the 30 consecutive trading days ending on the trading day prior to the date we mail a notice of redemption, exceeding 115% of the adjusted conversion price of the debentures; (2) our common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market; and (3) a registration statement covering resales of the debentures and the common stock issuable upon their conversion is effective and available for use and is expected to remain effective and available for use during the 30 days following the redemption date, unless registration is no longer required. We will specify in the redemption notice the type of consideration to be paid upon redemption and the amount of each debenture to be paid by each type.

We may only elect to pay the redemption price in shares of our common stock, in whole or in part, if the following three conditions are all satisfied on the date of redemption: (1) our common stock is listed on a U.S. national securities exchange or the NASDAQ Stock Market; (2) the trustee has received an opinion of counsel (in form and substance reasonably satisfactory to the trustee) that the common stock to be issued in respect of the redemption price will be duly issued in compliance with all laws and listing requirements (including any shareholder approval requirements) and is fully paid and non-assessable; and (3) the shares of common stock used to pay the redemption price are duly registered and freely tradable without time or volume restrictions. Payments made in our common stock will be valued at 95% of the weighted average of the closing sale prices of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date. Not later than the fourth trading day prior to the redemption date, we will publicly announce the number of shares of common stock to be paid as the redemption price per each $1,000 principal amount of debentures to be redeemed.

Our right to optional redemption at any time on or after March 1, 2009, is not conditioned upon the closing sale price of our common stock exceeding the then effective conversion price of the debentures. Because the value of the common stock will be determined before the redemption date, if we specify that we will make payment of the redemption price in our common stock, holders of debentures bear the market risk that our common stock will decline in value between the date of such determination and the redemption date. In addition, holders will not know the exact number of shares of common stock to be received upon redemption until the fourth trading day prior to the redemption date.

The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national securities exchange, as reported by the NASDAQ National Market or the NASDAQ SmallCap Market or the over-the-counter bulletin board.

If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or other equitable method as determined by the trustee. If a portion of a holder’s debentures is selected for partial redemption and the holder converts a portion of the holder’s debentures, the converted portion will be deemed, to the extent practicable, to be included in the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing.

Optional right of LSB to pay the debentures at maturity in LSB common stock

At the maturity of the debentures, upon at least 30 and not more than 60 days’ notice by mail to the holders of the debentures, we may, at our option, pay up to 50% of the principal amount of the debentures, plus accrued and unpaid interest thereon, to, but excluding, the maturity date, subject to the conditions set forth below, in shares of our common stock. Such notice to the holders of the debentures will state the amount of the debentures and, if applicable, accrued and unpaid interest thereon, to be paid in cash and the amount to be paid in common stock.

We may only elect to pay the debentures at maturity in shares of our common stock if the following three conditions are all satisfied on the maturity date: (1) our common stock continues to be listed on a U.S. national securities exchange or the NASDAQ Stock Market; (2) the trustee has received an opinion of counsel (in form and substance satisfactory to the trustee) that the common stock to be issued in payment of the debentures at maturity will be duly issued in compliance with all laws and listing requirements (including any shareholder approval requirements) and is fully paid and non-assessable; and (3) the shares of common stock used to pay the debentures and any interest accrued thereon at maturity are duly registered and freely tradable without time or volume restrictions. Payments made in our common stock will be valued at 95% of the weighted average of the closing sale prices of our common stock for the 20 consecutive trading days ending on the fifth trading day prior to the maturity date. Not later than the fourth trading day prior to the maturity date, we will publicly announce the number of shares of common stock to be paid on the maturity date per each $1,000 principal amount of debentures.

Our right to pay the debentures at the maturity date in our common stock is not conditioned upon the closing sale price of our common stock exceeding the then effective conversion price of the debentures. Because the value of the common stock will be determined before the maturity date, if we specify that we will make payment of the debentures at the maturity date in our common stock, holders of debentures bear the market risk that our common stock will decline in value between the date of such determination and the maturity date. In addition, holders will not know the exact number of shares of common stock to be received upon maturity until the fourth trading day prior to the maturity date.

The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national securities exchange, on which our common stock is traded or, if our common stock is not traded on a U.S. national securities exchange, as reported by the NASDAQ National Market or the NASDAQ SmallCap Market or the over-the-counter bulletin board.

If we elect to pay a portion of the outstanding debentures at maturity using our common stock, the trustee will select the debentures to be paid in principal amounts of $1,000 or multiples of $1,000 by lot or other equitable means as determined by the trustee and the remaining balance of the debentures will be paid in cash.

Repurchase at option of the Holder upon a designated event

If a designated event (as defined below) occurs at any time prior to the maturity of the debentures, a holder may require us to repurchase the holder’s debentures, in whole or in part, for cash on a repurchase date specified by us that is not less than 45 days after the date of mailing of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

We will repurchase the debentures at a cash price equal to 101% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest on such interest payment date to the holder of record at the close of business on the corresponding record date.

We will mail to all record holders a notice of a designated event within 15 days after it or a fundamental change has occurred. We are also required to deliver to the trustee a copy of the designated event notice.

Such designated event notice shall state, among other things:

•	the events constituting a designated event or fundamental change;

•	the date of the designated event or fundamental change;

•	the last date on which a holder may exercise the purchase right, which may not be less than 45 days after the date of mailing of our notice of the designated event;

•	the purchase price and date or repurchase, if applicable;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•
that the debentures with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture;

•	the procedures that holders must follow to require us to purchase their debentures and to withdraw any surrendered debentures, if applicable;

•	the CUSIP number or numbers of the debentures (if then generally in use);

•	in the case of a fundamental change, the amount and availability of the make-whole premium of the debentures converted in connection with a fundamental change; and

•
in the case of a fundamental change, whether such make-whole premium will be paid in shares of common stock or the property into which the common stock was converted in such fundamental change transaction or a combination of both.

If a holder elects to require us to repurchase the holder’s debentures, the holder must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, the holder’s repurchase notice and any debentures to be repurchased, duly endorsed for transfer. We may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange of debentures by reason of such repurchase.

The repurchase notice from the holder must state:

•
if certificated debentures have been issued, the debenture certificate numbers (or, if the holder’s debentures are not certificated, the holder’s repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

A holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•
if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if the holder’s debentures are not certificated, the holder’s withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the date:

•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

Definition of designated event

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

A “fundamental change” will be deemed to have occurred at any time after the debentures are originally issued that any of the following occurs:

(1)
a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries, our employee benefit plans, or any of the Golsen Group), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; provided, however, that the Golsen Group, as a whole, is only excluded if their beneficial ownership of our voting common stock is 70% or less.

(2)
consummation of any share exchange, consolidation or merger of us pursuant to which our common stock is converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the common stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

(3)	continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

A designated event will not be deemed to have occurred in respect of any of the foregoing, however, if either:

(1)
the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures in effect immediately before the fundamental change or the public announcement thereof; or

(2)
at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph, the term capital stock of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

A “termination of trading” means the termination of trading in our common stock (or other securities into which the debentures are then convertible) on the NASDAQ National Market, the NASDAQ SmallCap Market, or any U.S. national securities exchange, following which our common stock (or other securities into which the debentures are then convertible) is no longer approved for trading on the NASDAQ National Market, the NASDAQ SmallCap Market, or any U.S. national securities exchange or the over-the-counter bulletin board.

“Continuing director” means a member of our board of directors who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director. The two directors elected by the holders of our Series 2 Preferred Stock from time to time shall not be deemed “continuing directors” for this purpose.

We will comply with the applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act, as amended, in the event of a designated event.

General

This designated event repurchase right and the make-whole premium could discourage a potential acquirer of our company. However, this designated event repurchase feature and the make-whole premium is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures or to pay a make-whole premium if a holder converts the holder’s debentures in connection upon a fundamental change would not necessarily afford the holder protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

We may be unable to repurchase the debentures upon the occurrence of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent or refinance this debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. If a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of debentures.

Subordination of debentures

Payment on the debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest, if any, on the debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the debentures are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the debentures is accelerated because of an event of default.

We may not make any payment on the debentures if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•
a default, other than a payment default, on any designated senior indebtedness occurs and is continuing (or such default would occur as a result of such payment, provided, in this last case that we have notified the trustee that such default would result from such payment prior to the time the trustee is required to make such payment) that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from any person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the debentures:

•	in case of a default in the payment of designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; or

•
in case of a default, other than a payment default, on any designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The debentures are our exclusive obligations. We are a holding company and, as such, our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, depend upon the earnings of our subsidiaries and on the distribution of such earnings, loans or other payments from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us are or may be subject to statutory and/or contractual restrictions. Payments to us by our subsidiaries are also contingent upon our subsidiaries’ business considerations.

Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of debenture holders to participate in those assets, are and will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, to the extent we are now or in the future a creditor of any of our subsidiaries, our rights as a creditor are and would be subordinate to any security interest in the assets of such subsidiary and to any indebtedness of such subsidiary senior to that held by us. The term “senior indebtedness” is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms provides that it is not senior to the debentures or is pari passu or junior to the debentures; or

•	any indebtedness we owe to any of our majority-owned subsidiaries; or

•	the debentures.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities (contingent or otherwise) in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of goods or services.

The term “designated senior indebtedness” is defined in the indenture and includes obligations under our working capital loan, our term loan, real estate mortgages, equipment loans and certain other indebtedness guaranteed by us, and any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

As of December 31, 2006, we had approximately $116.4 million of senior indebtedness outstanding, all of which is designated senior indebtedness. This amount includes $91.5 million of “indebtedness” of our subsidiaries for which we are contingently liable by virtue of a guarantee or otherwise and which is therefore treated as our “senior indebtedness.” The debentures will also be effectively subordinated to all other present or future liabilities, including trade payables, which, as of December 31, 2006, totaled approximately $45.7 million. Therefore, as of December 31, 2006, the debentures are effectively subordinate to a total of $162.1 of senior indebtedness, including liabilities of our subsidiaries. Additionally, the debentures may be subordinated to approximately $6.95 million senior unsecured debentures due 2007 which the Company owned as of December 31, 2006. See “Risk Factors.” Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee’s claims for these payments will generally be senior to those of debenture holders in respect of all funds collected or held by the trustee.

Merger and sale of assets by LSB

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other things:

•
we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

•	after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

If we were to sell our chemical business, based upon our current configuration, such sale would not constitute a sale of all or substantially all of our property and assets (computed on a consolidated basis) for purposes of the foregoing.

When a person described above assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that a holder would have received if the holder had converted its debentures immediately prior to the transaction.

Notice of certain events

If we elect to pay a dividend or other distribution to all holders of our common stock, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution, but in no event less than 20 days before the record date for such dividend or other distribution. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Events of default; notice and waiver

The following will be events of default under the indenture:

•
failure to pay principal or premium, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures, whether or not the payment is prohibited by subordination provisions of the indenture;

•
failure to pay any interest, if any, on the debentures, when due and such failure continues for a period of 10 days, whether or not the payment is prohibited by subordination provisions of the indenture;

•	default in our obligation to deliver shares of our common stock or other property upon conversion of the debentures;

•	failure to provide notice of the occurrence of a designated event on a timely basis;

•
failure by us to pay any indebtedness for money borrowed or other senior indebtedness (after giving effect to any applicable grace periods) in an outstanding principal amount in excess of $5,000,000 at interim or final maturity or upon acceleration, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 10 days after written notice as provided in the indenture;

•
failure to perform or observe any of the covenants in the indenture for 30 days after written notice to us from the trustee (or to us and the trustee from (a) two or more holders holding at least 25% or (b) one holder holding at least 35%, in the aggregate principal amount of the debentures at the time outstanding); or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or (a) two or more holders holding at least 25% or (b) one holder holding at least 35%, in the aggregate principal amount of the debentures at the time outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, accrued and unpaid interest, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest, and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

Payments of principal, premium, if any, and interest, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of an event of default in the payment of principal, premium, if any, or interest, if any, on the debentures, unless:

•
(a) two or more holders holding at least 25% or (b) one holder holding at least 35%, in the aggregate principal amount of the debentures at the time outstanding has given the trustee written notice of an event of default;

•
(a) two or more holders holding at least 25% or (b) one holder holding at least 35%, in the aggregate principal amount of the debentures at the time outstanding make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest, if any, of any debenture;

•	reduce the principal amount or premium of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	adversely change our obligation to repurchase any debenture at the option of the holder;

•	adversely change our obligation to repurchase any debenture upon a designated event;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

•	adversely modify, in any material respect, the subordination provisions of the indenture;

•	reduce the quorum or voting requirements under the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, denomination and registration

The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global debenture, book-entry form

Debentures are evidenced by one or more global debentures. We deposited the global debenture or debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (referred to as participants). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as indirect participants). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest on, and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue debentures in definitive certificate form only if:

•
DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

•
an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

•	we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

Restrictions on transfer; legends

The debentures will be subject to transfer restrictions as described below under “Notice to Investors” and certificates for the debentures will bear a legend to this effect.

Registration rights of the debenture holders

We entered into a registration rights agreement with the Selling Security Holders and filed a registration statement with the SEC covering the resale of the debentures and the common stock issuable upon conversion of the debentures. The registration statement was declared effective by the SEC on May 26, 2006. We will use commercially reasonable efforts to keep the registration statement effective until the earlier of: (i) the date there are no longer any registrable securities or (ii) three years following the closing of the debenture offering, which is March 3, 2009.

When we use the term “registrable securities” in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earlier of (1) the transfer pursuant to Rule 144 under the Securities Act or the registration statement of all registrable securities, or (2) the expiration of the holding period that would be applicable to such securities if they were held by persons that are not affiliates of LSB under Rule 144(k) under the Securities Act or any successor provision.

We may, on one or more occasions, suspend the use of this prospectus, as may be amended and supplemented, under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension periods shall not exceed an aggregate of 90 days for all periods in any 12-month period.

A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

•	be named as a Selling Security Holder in the prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

We will give notice to all holders of the filing and effectiveness of any post effective amendment to the registration statement by issuing a press release to two of Reuters Economic Services, Bloomberg Business News or Business Wire.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Information Concerning the Trustee

We have appointed UMB Bank, n.a., the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures.

The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

Governing Law

The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Authorized capital stock

Our authorized capital stock consists of 75,000,000 shares of common stock, $.10 par value per share, and 250,000 shares of preferred stock, $100 par value per share (“Preferred Stock”), and 5,000,000 shares of Class C Preferred Stock, no par value (“Class C Preferred Stock”).

Common stock

As of March 29, 2007, we had issued and outstanding 19,483,139 shares of our common stock (excluding 3,447,754 shares held in treasury). The shares of common stock currently outstanding are validly issued, fully paid and non-assessable. Subject to the rights of the holders of shares of preferred stock outstanding, if any, holders of shares of our common stock:

•	are entitled to receive dividends, when and as declared by the board of directors, from legally available funds;

•	are entitled, upon our liquidation, dissolution or winding up, to a pro rata distribution of the assets and funds available for distribution to stockholders;

•	are entitled to one vote per share on all matters on which stockholders generally are entitled to vote; and

•	do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock.

Holders of common stock vote on all matters brought for the stockholders’ approval, except as otherwise required by law and subject to the voting rights of the holders of any outstanding shares of preferred stock. As of March 29, 2007, we had outstanding three series of voting preferred stock that vote together with our common stock as a single class, as described below.

Preferred Stock

The Preferred Stock and Class C Preferred Stock are issuable in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine in resolutions providing for their issuance. As of March 29, 2007, the following shares of Preferred Stock and Series C Preferred Stock are authorized:

•	4,662 shares of our convertible, noncumulative preferred stock, $100 par value (“Noncumulative Preferred”), of which 611.5 shares are issued and outstanding;

•	20,000 shares of our Series B 12% cumulative, convertible preferred stock, $100 par value (“Series B Preferred”), of which 20,000 shares are issued and outstanding;

•
920,000 shares of our Series 2 $3.25 convertible, exchangeable Class C preferred stock, no par value (“Series 2 Class C Preferred”) (excluding 18,300 shares held in treasury) of which 193,295 shares are issued and outstanding; and

•	1,000,000 shares of our Series D 6% cumulative, convertible Class C preferred stock no par value (“Series D Class C Preferred”), of which 1,000,000 shares are issued and outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including loss of voting control to others. As of March 29, 2007, we had outstanding the following series of Preferred Stock and Class C Preferred Stock:

Outstanding Preferred Stock:

Noncumulative Preferred, par value $100. Each outstanding share of Noncumulative Preferred:

•	is entitled to receive noncumulative cash dividends, when and as declared by our board of directors, at the rate of 10% per year of the par value;

•
is entitled to one vote for each outstanding share (or one-half of one vote for each fractional one-half share) on all matters submitted to a vote of the shareholders and votes together with the common stock and each series of voting preferred stock as a single class or as otherwise required by law;

•
is convertible, at anytime and at the option of the holder, into 40 shares of our common stock (or each fractional one-half share is convertible into 20 shares of our common stock), subject to adjustment under certain conditions;

•
is redeemable by us at par value (or each fractional one-half share at one-half of the par value) at the option of the holder to the extent we earn net income (as determined under GAAP) after all debt owed by us to our senior lenders (as defined) has been paid in full;

•	is redeemable by us, in whole or in part, by paying the holders in cash the par value (one-half of par value for a fractional share); and

•
in the event of our liquidation or dissolution, will be entitled to be paid the par value (for each fractional share, one-half of par value) to the extent funds are available before any payment is made to the holders of our common stock, but will not be entitled to participate any further in our assets.

Series B Preferred, par value $100. All of the Series B Preferred are owned by the Golsen Group. Each share of the Series B Preferred:

•	is entitled to receive cumulative cash dividends, when and as declared by our board of directors, at the annual rate of 12% of the par value of each outstanding share;

•
is entitled to one vote for each outstanding share on all matters submitted to a vote of shareholders and votes together with our common stock and each series of voting preferred stock as a single class or as otherwise required by law;

•	is convertible, at any time and at the option of the holder, into 33.3333 shares of our common stock, subject to adjustment under certain conditions; and

•
in the event of our liquidation each outstanding share, will be entitled to be paid its par value, plus accrued and unpaid dividends, before any payment is made to holders of our common stock, but will not be entitled to participate any further in our assets.

Outstanding Class C Preferred Stock:

Series 2 Class C Preferred, no par value. Each outstanding share of Series 2 Class C Preferred:

•	has a stated value of $50 per share;

•	is entitled to receive cumulative cash dividends, when and as declared by our board of directors, at the rate of $3.25 per annum;

•
does not have any voting rights, except as otherwise required by law or if dividends are in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends elect (voting separately as class with all other affected classes or series of parity stock upon which like voting rights have been conferred) two additional directors to our board of directors, if and as long as at least 140,000 shares of the Series 2 Class C Preferred remain outstanding;

•
is convertible into that number of shares of our common stock, obtained by dividing the stated value by the conversion price then in effect, with the initial conversion price set at $11.55 per share, subject to adjustment under certain conditions;

•	is subject to special conversion rights upon a change in control or ownership change (as such terms are defined in the terms of the Series 2 Class C Preferred);

•	in the event of our liquidation, dissolution or winding up, is entitled to be paid its stated value plus accrued and unpaid dividends, before any payment shall be made on our common stock;

•
in addition, the terms of the Series 2 Preferred permit us to purchase or otherwise acquire shares of our common stock for a five year period, commencing March 13, 2007, even though cumulative accrued and unpaid dividends exist on the Series 2 Preferred;

•	is redeemable by us at its stated value plus all accrued and unpaid dividends; and

•	is exchangeable at our option in whole, but not in part, for our 6.50% convertible subordinated debentures.

Series D Class C Preferred, no par value. All outstanding shares of Series D Class C Preferred are owned by the Golsen Group. Each outstanding share of Series D Class C Preferred:

•	has a liquidation preference of $1.00 per share;

•
is to receive cumulative cash dividends, when and if declared by our board of directors, at the rate of 6% per annum of the liquidation preferences, except if the dividends on the Series 2 Class C Preferred are in default, in whole or in part, no dividends shall be paid on this stock until all accrued and unpaid dividends on the Series 2 Class C Preferred have been paid;

•
shall be entitled to .875 votes on all matters submitted to a vote of shareholders and vote together with our common stock and each series of voting preferred stock as a single class or as otherwise required by law;

•
shall have the right to convert four shares of Series D Class C Preferred into one share of our common stock (equivalent to a conversion price of $4 per share of our common stock), subject to adjustment under certain conditions;

•
in the event of our liquidation, dissolution or winding up or any reduction in our capital resulting from any distribution of assets to our shareholders, shall receive the sum $1.00, plus all accrued and unpaid dividends, before any amount is paid to holders of our common stock; and

•	there shall be no mandatory or optional redemption of these shares.

As of March 29, 2007, there were approximately $6.8 million of accrued and unpaid dividends on our outstanding cumulative preferred stock. See “Risk Factors.” Until all accrued and unpaid dividends are paid on our outstanding cumulative preferred stock, no dividends may be paid on our common stock. Not paying cumulative accrued dividends on our outstanding preferred stock could adversely affect the marketability of our common stock and our ability to raise additional equity capital.

The terms of our Series 2 Class C Preferred provide that whenever dividends in the Series 2 Class C Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends, the Series 2 Class C Preferred may elect 2 additional directors to our board of directors to serve until all accrued and unpaid dividends are paid, if and so long as at least 140,000 shares of Series 2 Class C Preferred remain outstanding. In 2002, the holders of our cumulative preferred stock elected Grant J. Donovan and N. Allen Ford to serve on our board of directors, and they are currently serving as members of our board of directors.

Preferred share purchase rights

We have adopted a preferred share rights plan (the “Rights Plan”), which Rights Plan became effective as of February 27, 1999. The Rights Plan replaced and renewed a rights plan that was terminating as of that date. Under the Rights Plan, we declared a dividend distribution of one Renewed Preferred Share Purchase Right (the “Renewed Preferred Right”) for each outstanding share of our common stock outstanding as of February 27, 1999 and all further issuances of our common stock would carry the rights. The Rights Plan has a term of ten years from its effective date. The Renewal Preferred Rights are designed to ensure that all of our stockholders receive fair and equal treatment in the event of a proposed takeover or abusive tender offer.

The Renewed Preferred Rights are generally exercisable when a person or group (other than Jack E. Golsen, our Chairman and Chief Executive Officer, and his affiliates, our company or any of our subsidiaries, our employee benefit plans and certain other limited excluded persons or entities, as set forth in the Rights Plan) acquire beneficial ownership of 20% or more of our common stock (such a person or group will be referred to as the “Acquirer”). Each Renewed Preferred Right (excluding Renewed Preferred Rights owned by the Acquirer) entitles stockholders to buy one one-hundredth (1/100) of a share of a new series of participating preferred stock (Series 3 Participating Class C Preferred Stock, no par value [“Series 3 Preferred”]) at an exercise price of $20. Following the acquisition by the Acquirer of beneficial ownership of 20% or more of our common stock, and prior to the acquisition of 50% or more of our common stock by the Acquirer, our board of directors may exchange all or a portion of the Renewed Preferred Rights (other than Renewed Preferred Rights owned by the Acquirer) for our common stock at the rate of one share of common stock per Renewed Preferred Right. Following acquisition by the Acquirer of 20% or more of our common stock, each Renewed Preferred Right (other than the Renewed Preferred Rights owned by the Acquirer) will entitle its holder to purchase a number of our common shares having a market value of two times the Renewed Preferred Right’s exercise price in lieu of the Series 3 Preferred. Thus, only as an example, if our common shares at such time were trading at $10 per share and the exercise price of the Renewed Preferred Right is $20, each Renewed Preferred Right would thereafter be exercisable at $20 for four of our common shares.

If after the Renewed Preferred Share Rights are triggered, we are acquired, or we sell 50% or more of our assets or earning power, each Renewed Preferred Right (other than the Renewed Preferred Rights owned by the Acquirer) will entitle its holder to purchase a number of the acquiring company’s common shares having a market value at the time of two times the Renewed Preferred Right’s exercise price, except if the transaction is consummated with a person or group who acquired our common shares pursuant to a Permitted Offer, the price for all of our common shares paid to all of our common shareholders is not less than the price per share of our common stock pursuant to the Permitted Offer and the form of consideration offered in the transaction is the same as the form of consideration paid pursuant to the Permitted Offer. As defined in the Rights Plan, a “Permitted Offer” is an offer for all of our common shares at a price and on terms that a majority of our Board, who are not officers or the person or group who could trigger the exerciseability of the Renewed Preferred Rights, deems adequate and in our best interest and that of our shareholders. Thus, only as an example, if our common shares were trading at $10 per share and the exercise price of a Renewed Preferred Right is $20, each Renewed Preferred Right would thereafter be exercisable at $20 for four shares of the Acquirer.

Prior to the acquisition by the Acquirer of beneficial ownership of 20% or more of our stock, our board of directors may redeem the Renewed Preferred Rights for $.01 per Renewed Preferred Right.

Warrants and options; other agreements

On March 25, 2003, we issued warrants (the “Jayhawk Warrants”) for the purchase up to 112,500 shares of our common stock. The exercise price of such warrants is $3.49 per share, and the warrants expire on March 24, 2008. The Jayhawk Warrants are subject to certain anti-dilution adjustments.

In May 2002, we issued warrants to certain of our lenders (“Lender Warrants”) entitling the holders to purchase up to an aggregate of 595,585 shares of our common stock. The exercise price under each Lender Warrant was set at the par value of our common stock and payable, at the option of the holder, by:

•	cash or cashier’s certified check; or

•	holder surrendering to us that number of shares of common stock issuable upon exercise of the Lender Warrant having an aggregate market value equal to the aggregate exercise price; or

•	a combination thereof.

All of the Lender Warrants were exercised during the first half of 2005, pursuant to the cashless exercise provisions of the warrants, which reduced the total number of shares of our common stock issued to the holders as a result of the exercise of the Lender Warrants to 586,140 shares.

The following sets forth certain summary information as of March 29, 2007, with respect to our stockholder approved equity compensation plans.

•
1993 Stock Option and Incentive Plan (the “1993 Plan”) and 1998 Stock Option Plan (the “1998 Plan”). As of March 29, 2007, 38,000 shares are issuable under outstanding options granted under the 1993 Plan, and no additional shares are available for future issuance. As of March 29, 2007, 468,304 shares are issuable under outstanding options granted under the 1998 Plan, and 8,000 additional shares are available for future issuance. The 1993 Plan and 1998 Plan each authorize us to grant options to purchase common stock to our employees. All outstanding options granted to employees under these plans have a term of ten years and become exercisable as to 20% of the underlying shares after one year from date of grant, 40% after two years, 70% after three years, and 100% after four years. However, our board of directors accelerated the vesting of all options outstanding as of December 31, 2005, and outstanding options under the 1993 Plan and 1998 Plan are fully exercisable. The exercise price of outstanding options granted under these plans is equal to the market value of our common stock at the date of grant. However, with respect to participants who own 10% or more of our common stock at the date of grant, the options have a term of five years, and the exercise price is 110% of the market value at the date of grant.

•
Outside Directors Stock Option Plan (the “Outside Directors Plan”). As of March 29, 2007, 90,000 shares are issuable under outstanding options granted under the Outside Directors Plan and 295,000 additional shares are available for future issuance. The Outside Directors Plan authorizes us to grant options to purchase common stock to each member of our board of directors who is not an officer or employee of ours or our subsidiaries. These options become fully exercisable after six months and one day from the date of grant and lapse at the end of ten years. The exercise price of options granted under the Outside Directors Plan is equal to the market value of our common stock at the date of grant.

See footnote (1) to the Equity Compensation Plan Information table for certain summary information as of December 31, 2006, with respect to our non-stockholder approved equity compensation plans.

Registration rights

We entered into a Registration Rights Agreement, dated March 25, 2003, with Kent C. McCarthy, Jayhawk Capital Management Company, LLC, a Delaware limited liability company, Jayhawk Investments Company, L.P., a Delaware limited partnership, and Jayhawk Institutional Partners, L.P., a Delaware limited partnership (collectively, the “Jayhawk Group”). The agreement covers 1,248,500 shares of common stock owned the Jayhawk Group, 112,500 shares issuable upon the exercise of the Jayhawk Warrants, and 1,401,081 shares of common stock issuable to the Jayhawk Group upon conversion of 323,650 shares of our $3.25 Convertible Exchangeable Class C Preferred

Stock, Series 2, owned by the Jayhawk Group. We are required to use our reasonable efforts to affect the registration of the securities upon the written request of the holders of at least 50% of such securities. We are not required to affect more than two registrations pursuant to such demand rights of the Jayhawk Group. In addition, the agreement entitles the Jayhawk Group to certain piggyback registration rights if, at any time, we propose to register any of our common stock, whether or not for our own account, subject to certain limitations. The Jayhawk Group did not exercise their rights to include such shares in the registration statement, of which this prospectus is a part.

Certificate of incorporation, by-laws and Delaware law

Our certificate of incorporation provides for three classes of directors having staggered terms and, except in limited circumstances, a two-thirds vote of outstanding shares to approve a merger, consolidation, sale of all or substantially all of our assets, amend certain provisions of our certificate of incorporation or amend our bylaws. The term of office of each class is for three years. Under the Delaware General Corporation Law, if a board of directors is classified, a director on such a board may be removed by shareholders only for cause, unless the certificate of incorporation otherwise provides. Our certificate of incorporation does not provide otherwise. In this regard, our bylaws add a definition of “cause” for the purpose of removal of a director. “Cause” is defined to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for intentional misconduct or knowing violation of law in the performance of such director’s duty to us and, in each case, only after such adjudication is no longer subject to direct appeal.

Pursuant to our certificate of incorporation, we also have authorized and unissued (including shares held in treasury) 55,516,861 shares of common stock and 4,036,093 shares of preferred stock as of March 29, 2007. These unissued shares could be used by our management to make it more difficult, and thereby discourage, an attempt to acquire control of us.

In addition, our bylaws provide a procedure for filling a vacancy on our board of directors resulting from a newly-created directorship, removal or resignation of a director. Pursuant to those procedures, such a vacancy shall be filled only by the affirmative vote of a majority of the directors then in office. Therefore, shareholders would not have the power to elect any director to fill such vacancy.

Further, our bylaws provide for certain procedures to be followed in order to obtain a consent of our shareholders in lieu of a meeting, the business that may be conducted at a meeting of our shareholders and who may be eligible for election as a director. Our bylaws further provide that they may only be amended by a vote of a majority of the directors then in office or by a vote of the holders of two-thirds of the issued and outstanding shares of our stock entitled to vote.

Delaware has adopted an anti-takeover law, which, among other things, will delay for three years business combinations with acquirers of 15% or more of the outstanding voting stock of certain publicly-held companies (such as us), unless (a) the acquirer owned at least 85% of the outstanding voting stock of such company prior to commencement of the transaction, or (b) two-thirds of the stockholders, other than the acquirer, vote to approve the business combination after approval thereof by the board of directors and (c) the shareholders decide to opt out of the statute.

As of March 29, 2007, the Golsen Group owned an aggregate of 3,457,423 shares of our common stock and 1,020,000 shares of our voting preferred stock (of which 1,000,000 shares have .875 votes per share, or 875,000 votes), which together represented approximately 21.4% of the voting power of our issued and outstanding voting securities as of that date. At such date, the Golsen Group also beneficially owned options, rights and other convertible preferred stock that allowed its members to acquire an additional 392,926 shares of our common stock within 60 days of March 29, 2007. If the Golsen Group were to acquire the additional 392,926 shares of common stock, the Golsen Group would, in the aggregate, beneficially own approximately 22.8% of the voting power of our issued and outstanding shares of our voting securities (common and preferred). Thus, the Golsen Group may be considered to effectively control us. See “Risk Factors.”

The foregoing preferred share rights plan, the provisions of our certificate of incorporation and bylaws, the laws of Delaware, and the Golsen Group’s ownership of our voting capital stock could render more difficult or discourage a tender offer or proxy contest for control of us and could have the effect of making it more difficult to remove incumbent management in such situations.

Transfer agent and registrar

The transfer agent and registrar for our common stock is UMB Bank, n.a. Its address is P.O. Box 410064, Kansas City, Missouri 64141, and its telephone number is (800) 821-2171.

SELLING SECURITY HOLDERS

On March 14, 2006, we issued and sold to the Selling Security Holders listed in the following table a total of $18,000,000 aggregate principal amount of the debentures, effective as of March 3, 2006, in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Of the original debentures issued, $17,000,000 aggregate principal amount of the debentures have been previously converted into 2,401,248 shares of common stock in accordance with the terms of the debentures. In addition, the holder of the remaining debentures has indicated its intent to convert all such debentures. See “Recent Development.” The Selling Security Holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the debentures and the shares of our common stock issuable upon conversion of the debentures.

The debentures and our shares of common stock to be issued upon conversion of the debentures were registered under a registration statement filed pursuant to a registration rights agreement between us and the Selling Security Holders. In that agreement, we undertook, subject to certain exceptions, to keep that registration statement effective for up to three years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

The Selling Security Holders named below represented to us that each was a qualified institutional buyer, and each has advised us that they currently intend to sell pursuant to this prospectus the debentures and our shares of common stock set forth below. Additional Selling Security Holders may choose to sell debentures and our shares of common stock from time to time upon notice to us. None of the Selling Security Holders named below has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below with respect to Jayhawk Institutional Partners, L.P. (“Jayhawk Institutional”).

The following table sets forth information, as of March 29, 2007, with respect to the Selling Security Holders, the principal amounts of debentures and common stock issuable upon conversion of the debentures which are beneficially owned by each Selling Security Holder that may be resold pursuant to this prospectus. The information is based on information provided by or on behalf of the Selling Security Holders.

Prior to the initial sale of the debentures to the Selling Security Holders, Jayhawk Institutional Partners, L.P. and its affiliates, Kent C. McCarthy, Jayhawk Capital Management, LLC, and Jayhawk Investments, L.P. (collectively, the “Jayhawk Group”) beneficially owned 2,802,042 shares of our common stock, representing 18.1% of our then issued and outstanding common stock and 328,850 shares of our Series 2 Preferred, representing 54.3% of our then issued and outstanding Series 2 Preferred. The Jayhawk Group exchanged 180,450 shares of Series 2 Preferred Stock for 1,335,330 shares of common stock in accordance with our tender offer completed on March 13, 2007. Also, the Jayhawk Group owned $1 million of ThermaClime’s 10¾% senior subordinated debentures, due 2007. As a holder of Series 2 Preferred Stock, the Jayhawk Group participated in the nomination and election of two individuals to serve on our Board of Directors in accordance with the terms of the Series 2 Preferred. See “Description of Capital Stock — Preferred Stock.” In addition, Jayhawk Institutional was an initial purchaser of our debentures, acquiring $1 million in principal amount of our debentures. In April 2007, the Jayhawk Group offered to convert such debentures into 141,040 shares of our common stock, at the conversion rate of 141.04 shares per $1,000 principal amount of debentures (representing a conversion price of $7.09 per share). See “Recent Development” below. The aggregate beneficial ownership of our securities held by the Jayhawk Group as of March 29, 2007, is set forth in the table below.

The Selling Security Holders may offer all, some or none of the debentures or the common stock issuable upon conversion of the debentures. Because the Selling Security Holders may offer all or some portion of the debentures or the common stock, we cannot estimate the amount of the debentures or the common stock that will be held by the Selling Security Holders upon termination of any of these sales. In addition, the Selling Security Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act.

The percentage of outstanding debentures beneficially owned by each Selling Security Holder is based the aggregate principal amount of debentures outstanding as of March 29, 2007. The number of shares of common stock beneficially owned includes the number of shares of common stock issued previously upon conversion of the debentures (all of which were issued based on the conversion rate in effect on the date hereof of 141.04 shares per $1,000 principal amount of debentures (representing a conversion price of $7.09)), and the number of shares of common stock issuable upon conversion of the debentures and a cash payment in lieu of any fractional share. The number of shares issuable upon conversion of the debentures is subject to change based upon the terms of our debentures, which provide that (a) at any time on or after March 1, 2009, the conversion rate is 125 shares per $1,000 principal amount of debentures, and (b) during the period from March 1, 2007 to August 31, 2009, the conversion rate declines every six months, starting at 141.04 shares and ending at 129.23 shares per $1,000 principal amount of the debentures. See “Description of Debentures ំ Conversion of debentures.”

Because each Selling Security Holder may sell pursuant to this prospectus all or a portion of the offered debentures and common stock issuable upon conversion of the debentures, we cannot know or estimate number or percentage of debentures and common stock that the Selling Security Holder will hold upon the termination of this offering. Please refer to the “Plan of Distribution” beginning on page 43 of this prospectus. The information presented below assumes that all of the Selling Security Holders will fully convert the debentures into shares of our common stock and that the Selling Security Holders will sell all shares of our common stock that they receive pursuant to such conversion.
Name of Selling Security Holder	Amount of Debentures Beneficially Owned ($)	Percentage of Debentures Beneficially Owned	Amount of Debentures Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Owned After Offering
Alexandra Global Master Fund Ltd.(2)	*	0%	*	279,539	279,539	0
Bancroft Fund Ltd.(3)	*	0%	*	150,000	150,000	0
Context Advantage Master Fund, L.P.(4)	*	0%	*	305,625	305,625	0
Ellsworth Fund Ltd.(3)	*	0%	*	150,000	150,000	0
Highbridge International, LLC(5)	*	0%	*	706,250	706,250	0
Jayhawk Institutional Partners, L.P. (Kent C. McCarthy)(6)	$ 1,000,000	100%	$ 1,000,000	3,444,617(1) (6)	141,040	3,303,577(6)
Technology Yield Fund(7)	*	0%	*	35,313	35,313	0

* The Debentures originally purchased by the Selling Security Holder were converted into shares of common stock prior to the date of this prospectus at the conversion rate of 141.25 shares of common stock per $1,000 principal amount of debentures, representing a conversion price of $7.08 per share, and the Selling Security Holder no longer owns any Debentures.

(1)
Assumes conversion of the debentures at a conversion rate of 141.04 shares per $1,000 principal amount of debentures, representing a conversion price of approximately $7.09 per share. The actual conversion rate will vary from 141.04 to 125 per $1,000 principal amount of debentures, based on the date on which conversion occurs. See “Description of debentures—Conversion of debentures.”

(2)
Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), as the investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Master Fund”), may be deemed to share dispositive power over the debentures and shares of common stock stated as beneficially owned by Master Fund and to share voting power over such shares of common stock. Alexandra disclaims beneficial ownership of such debentures and shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”), as the managing members of Alexandra, may be deemed to share dispositive power over the debentures and shares of common stock beneficially owned by Master Fund and to share voting power over such shares of common stock. Filimonov and Sogoloff disclaim beneficial ownership of such debentures and shares of common stock. This amount does not include 144,211 shares of common stock sold previously pursuant to our prospectus, dated May 26, 2006. The address of Master Fund is 767 Third Avenue, 39th Floor, New York, NY 10017.

(3)
Thomas H. Dinsmore has sole voting and dispositive power over the securities held by Bancroft Convertible Fund (“Bancroft”) and Ellsworth Fund Ltd. (“Ellsworth”). The amount shown does not include 54,812 shares of common stock sold previously by Bancroft and 54,812 shares of common stock sold previously by Ellsworth pursuant to our prospectus, dated May 26, 2006. The address of Bancroft and Ellsworth is 65 Madison Avenue, Morristown, New Jersey 07960.

(4)
Context Capital Management LLC, as investment advisor, has sole voting and dispositive power over the securities held by Context Advantage Fund Master, L.P. (“Context Master”). The amount shown does not include 400,625 shares of common stock sold previously by Context Master’s affiliates, Context Advantage Fund, Ltd. and Context Advantage Fund Offshore, Ltd., pursuant to our prospectus, dated May 26, 2006. The address of Context Master is 12626 High Bluff Drive, Suite 440, San Diego, California 92130.

(5)
Highbridge Capital Management, LLC (“Highbridge”), is the trading manager of Highbridge International LLC (“HIC”), and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC. The address of HIC is 9 West 57th Street, New York, NY 10019.

(6)
Jayhawk Institutional Partners, L.P. (“Jayhawk Institutional”), Kent C. McCarthy, Jayhawk Capital Management Company, LLC (“Jayhawk Capital”), and Jayhawk Investments, L.P. (“Jayhawk Investments”) (collectively, the “Jayhawk Group”) as a group beneficially own 3,444,617 shares of our common stock, which includes 671,047 shares of common stock receivable upon conversion of 155,012 shares of Series 2 Preferred, 112,500 shares of common stock that may be acquired upon exercise of warrants, and 141,040 shares of common stock that may be acquired upon conversion of $1 million principal amount of the debentures. See “Recent Development” for a discussion of the Jayhawk Group’ intent to convert such debentures. The common stock beneficially owned by the Jayhawk Group includes (a) 2,327,788 shares of common stock that Jayhawk Institutional owns or has the right to acquire, including (i) 349,220 shares of common stock receivable upon the conversion of 80,670 shares of Series 2 Preferred, (ii) 112,500 shares of common stock receivable upon the exercise of warrants, and (iii) 141,040 shares of common stock receivable upon the conversion of $1 million principal amount of the debentures (See “Recent Development”), (b) 892,589 shares of common stock that Jayhawk Investments owns or has the right to acquire, including 321,827 shares of common stock receivable by Jayhawk Investments upon conversion of 74,342 shares of Series 2 Preferred, and (c) 224,240 shares Mr. McCarthy holds through a revocable trust. The 3,444,617 shares of common stock owned represents 16.9% of our issued and outstanding common stock, based on 19,483,139 shares outstanding on March 29, 2007 (excluding 3,447,754 shares held in treasury), calculated pursuant to Rule 13d-3 of the Securities Act of 1934, as amended. Jayhawk Capital, as the investment advisor and manager of Jayhawk Institutional and the investment advisor and general partner of Jayhawk Investments, is deemed to beneficially own the securities held by Jayhawk Institutional and Jayhawk Investments. Mr. McCarthy, as the manager and sole member of Jayhawk Capital, has sole voting and dispositive power over our securities held by Jayhawk Capital, Jayhawk Institutional and Jayhawk Investments. Mr. McCarthy disclaims beneficial ownership of all such shares and debentures other than his personal holdings. Mr. McCarthy’s address is 5410 West 61st Place, Suite 100, Mission, Kansas 66205.

(7)
James A. Bitzer, Michael I. Mahoney, and William E. Grayson, as the general partners of EGM Capital, LLC, the general partner of Technology Yield Fund (“Technology”), have shared voting and dispositive power over the securities held by Technology Yield Fund. The amount shown does not include 105,937 shares of common stock sold previously pursuant to our prospectus, dated May 26, 2006. The address of Technology Yield Fund is 2 Embarcadero Centre, Suite 1300, San Francisco, California 94111.

Information concerning other Selling Security Holders will be set forth in prospectus supplements or post-effective amendments from time to time, if required. Information concerning the Selling Security Holders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit secondary public trading of the securities by the Selling Security Holders. We will not receive any of the proceeds from the sale by the Selling Security Holders of the securities. The aggregate proceeds to the Selling Security Holders from the sale of the debentures will be the purchase price of the debentures or common stock less any discounts, concessions or commissions. Each Selling Security Holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of debentures or common stock to be made directly or through agents.

The debentures and the common stock issuable upon conversion of the debentures may be sold from time to time to purchasers directly by the Selling Security Holders and their successors, which includes their transferees, pledges or donees and their successors, or, alternatively, through underwriters, broker-dealers or agents. If the debentures or common stock issuable upon conversion of the debentures are sold through underwriters, broker-dealers or agents, the Selling Security Holders will be responsible for any discounts, concessions or commissions. These discounts, concessions or commissions may be greater than those customary in the types of transactions involved.

The debentures and the common stock issuable upon conversion of the debentures may be sold or otherwise distributed in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales or other distributions may be completed in transactions (which may involve block or cross transactions):

•	on any national securities exchange or quotation service on which the debentures or the common stock issuable upon conversion of the debentures are listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	through the writing of options (including the issuance by the Selling Security Holders of derivative securities);
•	through the settlement of short sales;
•	pursuant to Rule 144;
•	in a combination of any such methods of sale; or
•	in any other method permitted pursuant to applicable law.

In connection with sales of the debentures and the common stock issuable upon conversion of the debentures, the Selling Security Holders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;
•	sell the securities short;
•	loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;
•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery by the Selling Security Holders of debentures or the common stock issuable upon conversion of the debentures, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The Selling Security Holders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the common stock issuable upon conversion of the debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the debentures and the common stock issuable upon conversion of the debentures by Selling Security Holders and any discounts, concessions or commissions received by any such broker-dealers or agents may be deemed to be “underwriting discounts” within the meaning of the Securities Act. Selling security holders who are deemed to be underwriters might be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act. In addition, underwriters will be subject to prospectus delivery requirements of the Securities Act. Accordingly, each is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. For details about the amount of debentures and number of shares of common stock beneficially owned and being offered by these Selling Security Holders, see the table under “Selling Security Holders” beginning on page 40 .

Some of the Selling Security Holders own shares of our common stock. For information about these holdings, see the table under “Selling Security Holders” above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the debentures and common stock into which the debentures may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding debentures or common stock.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding debentures or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell debentures or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law that may be applicable to the holders of the debentures and common stock into which the debentures may be converted. In addition, this discussion is limited to the purchasers of debentures in this offering who acquire the debentures at their original issue price within the meaning of Section 1273 of the Code, and who will hold the debentures and common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the debentures as indebtedness for federal income tax purposes.

All prospective purchasers of the debentures are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the debentures and the common stock in their particular situations.

As used herein, the term “Holder” means a beneficial holder of a debenture or of common stock that for United States federal income tax purposes is (a) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (b) a corporation formed under the laws of the United States or any political subdivision of the United States, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (d) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the debentures or common stock into which the debentures may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the debentures or common stock into which the debentures may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures and the common stock into which the debentures may be converted.

Interest

Interest on the debentures will generally be included in a Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the Holder’s regular method of accounting. It is expected, and this discussion assumes, that the debentures will be issued at their principal amount for U.S. federal income tax purposes. However, if the issue price of the debentures is less than their principal amount by more than a de minimis amount, a Holder will be required to include such difference in gross income as original issue discount, as it accrues, using a constant-yield method.

In general, if the terms of a debt instrument entitle a Holder to receive payments other than fixed periodic interest, the debenture could be subject to special rules that apply to debt instruments with original issue discount or “contingent payment debt instruments.” These rules generally require a Holder to accrue interest income at a rate higher than the stated interest rate on the debenture and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a debenture before the resolution of the contingencies. In certain circumstances, holders of our debentures could receive payments in excess of stated principal or interest. For example, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts in the manner described in the section “Description of Debentures — Registration Rights of the Debenture Holders.” Based on our belief that the possibility for us to make such additional payments is “remote,” we do not believe that the debentures should be treated as contingent payment debt instruments or as having original issue discount because of these potential additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the debentures as contingent payment debt instruments or as having original issue discount. Our position in this regard is binding on Holders unless they disclose their contrary position. In the event that we pay additional interest as liquidated damages, Holders would be required to recognize additional ordinary income.

Certain matters relating to contingencies

As discussed in “Description of Debentures - Make-whole premiums,” if a fundamental change occurs on or before September 1, 2009, we will pay a make-whole premium on the debentures converted in connection with the fundamental change, payable in shares of our common stock or the consideration into which our common stock has been converted or exchanged in connection with the fundamental change. As a consequence of the possibility of a make-whole premium payment, the debentures may be subject to Treasury regulations applicable to debt instruments providing for one or more contingent payments (the “contingent payment debt instrument regulations”). For purposes of determining whether the debentures are issued with “original issue discount” for U.S. federal income tax purposes, we intend to take the position that as of the issue date, the debentures do not represent

“contingent payment debt instruments” because we believe that, both separately and in the aggregate, the likelihood of our making any make-whole premium payments is remote. Therefore, we intend to take the position that the debentures will not be issued with original issue discount. Although the treatment of the make-whole premium is not entirely clear, we intend to take the position that if we become obligated to make any make-whole premium payments, such payments will be includible in a holder’s income in accordance with the holder’s method of accounting.

If the IRS were successfully to assert a contrary position, then the debentures would be subject to the contingent payment debt instrument regulations, and holders may be required to include in gross income interest in excess of the coupon amount of interest received periodically over the term of the debentures as it accrues, regardless of the holder’s method of tax accounting, which may result in the recognition of interest income before the receipt of cash in respect of such interest income. In addition, in such event, any gain on the sale, exchange, redemption, retirement or other taxable disposition of a debenture (including any gain realized on the conversion of a debenture) may be recharacterized as ordinary income. Holders should consult their tax advisors regarding the tax consequences of the debentures being treated as contingent payment debt instruments.

The remainder of this discussion assumes that the debentures do not represent “contingent payment debt instruments.”

Conversions of debentures into common stock

A Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common stock except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest as described above under “Interest,” and except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted tax basis of shares of common stock received on conversion will equal the adjusted tax basis of the debenture converted (increased by the amount of income recognized upon conversion with respect to accrued interest, and reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted debentures were held prior to conversion, except that the holding period of any common stock received with respect to accrued interest will commence on the date after conversion.

If a Holder surrenders a debenture for conversion and we deliver a combination of shares of common stock and cash, the tax treatment to the Holder is uncertain. A Holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest, as discussed above). In such case, a Holder’s basis in the common stock received in the conversion (excluding any shares of common stock attributable to accrued but unpaid interest) would be equal to such holder’s adjusted tax basis in the debenture, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of a debenture.

Adjustments to the conversion price

The conversion price of the debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the holders of the debentures as having received a constructive distribution, resulting in ordinary income to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interests of the holders of debentures in our assets or earnings and profits, whether or not such Holder ever exercises its conversion privilege. Therefore, Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of outstanding common stock generally will be treated as a taxable distribution to such holders to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution. It is unclear how the adjustment to the conversion price for conversions made on or after September 1, 2006 and before March 1, 2009 should be treated for purposes of determining whether there is a constructive distribution pursuant to Section 305 as described above. It is also unclear whether any constructive distribution would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by non-corporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend.

Sale, exchange or other taxable disposition of the debentures

Each Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege) or other taxable disposition of debentures measured by the difference (if any) between (a) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in gross income, which amount will be taxable as ordinary income) and (b) such holder’s adjusted tax basis in the debentures. Any such gain or loss recognized on the sale, exchange or other taxable disposition of a debenture generally will be capital gain or loss and will be long-term capital gain or loss if the debenture has been held for more than one year at the time of the sale or exchange. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

Dividends

Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a Holder’s gross income as dividends taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) when received. In general, dividends paid to a non-corporate Holder in taxable years beginning before January 1, 2009 are taxable at a maximum rate of 15% provided that such holder (a) holds the shares for more than 60 days during the 120 day period beginning 60 days before the ex-dividend date and (b) meets other holding period requirements. To the extent, if any, that a Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the Holder’s basis in the shares of common stock. Any distributions in excess of the Holder’s basis in the shares of common stock generally will be treated as capital gains.

Sales of common stock

Gain or loss realized on the sale, exchange or other taxable disposition of common stock will equal the difference between (a) the amount realized on such sale, exchange or other taxable disposition and (b) the Holder’s adjusted tax basis in such common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder has held the common stock for more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

A Holder of debentures or common stock may be subject to “backup withholding” at a rate currently of 28% with respect to certain “reportable payments,” including interest payments, dividend payments, proceeds from the disposition of the debentures or common stock to or through a broker and, under certain circumstances, principal payments of the debentures. These backup withholding rules apply if the Holder, among other things, (a) fails to furnish a social security number or other taxpayer identification number (TIN) certified under penalties of perjury within a reasonable time after the request therefor, (b) fails to report properly interest or dividends, (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or if (d) the IRS provides notification that the Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a Holder under the backup withholding rules is creditable against the Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

We will report to the Holders of debentures and common stock and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

The preceding discussion of certain U.S. federal income tax consequences is intended for general information only and does not constitute tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the debentures and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Prospective investors are hereby notified that: (a) any discussion of U.S. federal tax issues in this confidential private prospectus is not intended or written to be relied upon, and cannot be relied upon for the purpose of avoiding penalties that may be imposed under the code; (b) such discussion is included in this confidential private prospectus in connection with the promotion or marketing (within the meaning of circular 230) of the sale of debentures; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

The Certificate of Incorporation and By-laws of the Company provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the shareholders elect their qualified successors.

The Company’s By-laws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The By-laws presently provide that the number of directors may consist of not less than 3 nor more than 13. The Board of Directors currently has set the number of directors at 13.

Series 2 Preferred

The terms of the Series 2 Preferred provide that if and so long as at least 140,000 shares of Series 2 Preferred are outstanding, whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends:

•	the number of members of the Board of Directors of the Company shall be increased by two effective as of the time of election of such directors;
•
the Company shall, upon the written request of the record holder of 10% of the shares of Series 2 Preferred, call a special meeting of the Series 2 Preferred holders for the purpose of electing such two additional directors; and

•	the Series 2 Preferred holders have the exclusive right to vote for and elect such two additional directors.

In March 2002, the holders of the Series 2 Preferred elected Mr. Allen Ford and Mr. Grant Donovan to serve as members of the Board of Directors pursuant to the terms of the Series 2 Preferred.

The terms of the Series 2 Preferred provide that the right of the holders of the Series 2 Preferred to vote for such two additional directors shall terminate, subject to re-vesting in the event of a subsequent similar arrearage, when all cumulative and unpaid dividends on the Series 2 Preferred have been declared and set apart for payment. Also, pursuant to the terms of the Series 2 Preferred, the term of office for such directors will terminate immediately upon the termination of the right of the Series 2 Preferred holders to vote for such directors, subject to the requirements of Delaware law. The Series 2 Preferred holders have the right to remove without cause at any time and replace either of the two directors that the Series 2 Preferred holders have elected.

Directors Elected by the Holders of Common Stock and Voting Preferred Stock

Raymond B. Ackerman, age 84. Mr. Ackerman first became a director in 1993. His term will expire in 2008. From 1972 until his retirement in 1992, Mr. Ackerman served as Chairman of the Board and President of Ackerman McQueen, Inc., the largest advertising and public relations firm headquartered in Oklahoma. He currently serves as Chairman Emeritus of the firm. He retired as a Rear Admiral in the United States Naval Reserve. He is a graduate of Oklahoma City University, and in 1996, was awarded an honorary doctorate from the school. He was elected to the Oklahoma Commerce and Industry Hall of Fame in 1993.

Robert C. Brown, M.D., age 75. Dr. Brown first became a director in 1969. His term will expire in 2009. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C. and President and Chief Executive Officer of ClaimLogic L.L.C. Dr. Brown received both his undergraduate and medical degrees from Tufts University after which he spent two years in the United States Navy as a doctor and over three years at the Mayo Clinic. Dr. Brown is also an adjunct professor at University of Oklahoma Medical School.

Charles A. Burtch, age 71. Mr. Burtch first became a director in 1999. His term will expire in 2007. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica’s asset-based lending division for the western third of the United States. He retired in 1998 and has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University.

Barry H. Golsen, J.D., age 56. Mr. Golsen first became a director in 1981. His term will expire in 2009. Mr. Golsen was elected President of the Company in 2004. Mr. Golsen has served as our Vice Chairman of the Board of Directors since August 1994, and has been the President of our Climate Control Business for more than five years. Mr. Golsen also serves as a director of the Oklahoma branch of the Federal Reserve Bank. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma.

Jack E. Golsen, age 78. Mr. Golsen first became a director in 1969. His term will expire in 2007. Mr. Golsen, founder of the Company, is our Chairman of the Board of Directors and Chief Executive Officer and has served in that capacity since our inception in 1969. Mr. Golsen served as our President from 1969 until 2004. During 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico in biochemistry. Mr. Golsen is a Trustee of Oklahoma City University.

David R. Goss, age 66. Mr. Goss first became a director in 1971. His term will expire in 2009. Mr. Goss, a certified public accountant, is our Executive Vice President of Operations and has served in substantially the same capacity for more than five years. Mr. Goss is a graduate of Rutgers University.

Bernard G. Ille, age 80. Mr. Ille first became a director in 1971. His term will expire in 2008. Mr. Ille served as President and Chief Executive Officer of United Founders Life from 1966 to 1988. He served as President and Chief Executive Officer of First Life Assurance Company from 1988, until it was acquired by another company in 1994. During his tenure as President of these two companies, he served as Chairman of the Oklahoma Guaranty Association for ten years and was President of the Oklahoma Association of Life Insurance Companies for two terms. He is a director of Landmark Land Company, Inc., which was the parent company of First Life. He is also a director for Quail Creek Bank, N.A. Mr. Ille is currently President of BML Consultants and a private investor. He is a graduate of the University of Oklahoma.

Donald W. Munson, age 74. Mr. Munson first became a director in 1997. His term will expire in 2008. From 1988, until his retirement in 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to 1998, he served as Executive Vice President of Lennox Industries’ Division Operations, President of Lennox Canada and Managing Director of Lennox Industries’ European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. He is currently a consultant. Mr. Munson is a resident of England. He has degrees in mechanical engineering and business administration from the University of Minnesota.

Horace G. Rhodes, age 79. Mr. Rhodes first became a director in 1996. His term will expire in 2007. Mr. Rhodes is the Chairman of the law firm of Kerr, Irvine, Rhodes & Ables and has served in such capacity and has practiced law for many years. From 1972 until 2001, he served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 served as Executive Vice President and General Counsel for the Oklahoma Life and Health Insurance Guaranty Association. Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma.

Tony M. Shelby, age 65. Mr. Shelby first became a director in 1971. His term will expire in 2008. Mr. Shelby, a certified public accountant, is our Executive Vice President of Finance and Chief Financial Officer, a position he has held for more than five years. Prior to becoming our Executive Vice President of Finance and Chief Financial Officer, he served as Chief Financial Officer of a subsidiary of the Company and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University.

John A. Shelley, age 55. Mr. Shelley first became a director in 2005. His term will expire in 2009. Mr. Shelley is the President and Chief Executive Officer of The Bank of Union (“Bank of Union”) located in Oklahoma. He has held this position since 1997. Prior to 1997, Mr. Shelley held various senior level positions in financial institutions in Oklahoma including the position of President of Equity Bank for Savings, N.A., a savings and loan that was owned by the Company prior to 1994. Mr. Shelley is a graduate of the University of Oklahoma.

Directors Elected by the Holders of Series 2 Preferred

Grant J. Donovan, age 50. Mr. Donovan first became a director in 2002. Mr. Donovan is President and founder of Galehead, Inc., a company specializing on the collections of accounts receivable in the international maritime trade business. Prior to forming Galehead, Inc., Mr. Donovan was a partner in a real estate development firm specializing in revitalizing functionally obsolete industrial buildings. Mr. Donovan received his MBA from Stanford University and his undergraduate degree in Civil Engineering from the University of Vermont. He currently is on the board of directors of EngenderHealth, an international aid organization (established over 50 years ago), focused on improving women’s healthcare.

N. Allen Ford, age 64. Mr. Ford first became a director in 2002. Mr. Ford joined the University of Kansas in 1976 where his teaching and research duties focus mainly on taxation. At the University of Kansas, he has won several teaching awards and is the Larry D. Horner/KPMG Peat Marwick Distinguished Professor of Accounting. Mr. Ford teaches the following courses in taxation: individual, corporate, partnership, S corporation, gift and estate tax. He is active in professional organizations such as the American Taxation Association and the American Accounting Association. He received his Ph.D. in Accounting from the University of Arkansas.

Family Relationships

Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Dr. Robert C. Brown. Dr. Robert C. Brown is the uncle of Barry H. Golsen. David M. Shear is the nephew by marriage to Jack E. Golsen and son-in-law of Dr. Robert C. Brown.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 2006, or written representations that no such reports were required to be filed with the Securities and Exchange Commission (“SEC”), the Company believes that during 2006 all directors and officers of the Company and beneficial owners of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act filed their required Forms 3, 4, or 5, as required by Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), on a timely basis, except for Mr. Mike Tepper, who inadvertently filed one late Form 5 to report 12 transactions that were completed in 2005, and one late Form 4 to report 13 transactions completed in 2006.

Code of Ethics

The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and the controller of the Company and each of the our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics.

We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to our employees. Our Code of Ethics and Amended Statement of Policy Concerning Business Conduct are available on our website at http://www.lsb-okc.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the Securities and Exchange Commission or the AMEX, on our website.

Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Bernard Ille (Chairman), Charles Burtch, Horace Rhodes, and Ray Ackerman. The Board has determined that each member of the Audit Committee is independent, as defined in the listing standards of the AMEX as of the Company’s fiscal year end. During 2006, the Audit Committee had five meetings.

Audit Committee Financial Expert

While the Board of Directors endorses the effectiveness of our Audit Committee, its membership does not presently include a director that qualifies for designation as an “Audit Committee Financial Expert.” However, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and at least one of its members is “financially sophisticated” as defined by applicable AMEX rules. The Board of Directors believes that the background and experience of each member of the Audit Committee is sufficient to fulfill the duties of the Audit Committee. For these reasons, although members of our Audit Committee are not professionally engaged in the practice of accounting or auditing, our Board of Directors has concluded that the ability of our Audit Committee to perform its duties is not impaired by the absence of an “Audit Committee Financial Expert.”

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (the “Committee”) has two members and met four times during 2006. The Committee is comprised of non-employee, independent directors in accordance with the rules of the AMEX. The Board has adopted a Compensation and Stock Option Committee Charter which governs the responsibilities of the Committee. This charter is available on the Company’s website at www.lsb-okc.com, and is also available from the Company upon request.

The Committee’s responsibilities include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for the Company’s executive officers;

•	administer the Company’s management incentive and stock-based compensation plans, non-qualified death benefits, salary continuation and welfare plans, and discharge the duties imposed on the Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Decisions regarding non-equity compensation of non-executive officers of the Company and the executive officers of the Company named in the Summary Compensation Table (the “named executive officers”) other than the Chief Executive Officer and the President, are made by the Company’s Chief Executive Officer and presented for approval or modification by the Committee.

The agenda for meetings of the Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer. Committee meetings are regularly attended by the Chief Executive Officer. At each Committee meeting, the Committee also meets in executive session without the Chief Executive Officer. The Committee’s Chairman reports to the Board the Committee’s recommendations on compensation for the Chief Executive Officer and the President. The Chief Executive Officer may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

The Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If an outside consultant is engaged, the Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee. For 2006, no outside consultants were engaged by the Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Company’s long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets. To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to the Company’s values and goals.

The Committee of the Board has responsibility for the establishment in consultation with management, of the Company’s compensation philosophy for its senior executive officers and the implementation and oversight of a compensation program consistent with the philosophy. This group of senior executive officers includes the named executive officers, as well as other executives of the Company.

A primary objective of the Committee is to ensure that the compensation paid to the senior executive officers is fair, reasonable, and competitive and provides incentives for superior performance. The Committee is responsible for approval of all decisions for the direct compensation, including the base salary and bonuses, stock options and other benefit programs for the Company’s senior executive officers, including the named executive officers.

In general, the day to day administration of savings, health and welfare plans and policies are handled by a team of the legal and finance department employees. The Committee (or Board) remains responsible for key policy changes outside of the day to day requirements necessary to maintain these plans and policies.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program rewards the executive’s achievements and contribution towards the Company achieving its long-term strategic goals. The Committee values both personal contribution and teamwork as factors to be rewarded. The Committee believes that it is important to align executives’ interests with those of stockholders through the use of stock option incentive programs. The Committee does not believe that executive compensation should be tied to specific numeric or formulaic financial goals or stock price achievement by the Company. The Committee recognizes that, given the volatility of the market in which we do business, the economic performance of the Company in any given time frame may not be an accurate measurement of the senior executive officer’s performance for the Company. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain highly talented employees in key positions, and that compensation provided to key employees will remain competitive relative to the other senior executive officers within the Company. The Company does not have a defined benefit or retirement plan for its executives. This factor is considered when setting the base compensation for senior executive officers. The Committee believes that executive compensation packages should include both cash and stock-based compensation, as well as other benefit programs to encourage senior executive officers to remain with the Company and have interests aligned with those of the Company. Based on the foregoing, the Committee bases it executive compensation program on the following criteria:

•	Compensation should be based on the level of job responsibility, executive performance, and Company performance.
•	Compensation should enable the Company to attract and retain key talent.
•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals.
•	Compensation should reward performance.
•	Compensation should motivate executives to achieve the Company’s strategic and operational goals.

Setting Executive Compensation

The Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement and to motivate the named executive officers to achieve long-term business objectives. The Committee is unable to use peer group comparisons in determining the compensation package because of the diverse nature of the Company’s lines of business. Although the Committee has not engaged outside consultants to assist in conducting its annual review of the total compensation program, it may do so in the future.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of each of the named executive officers of the Company (other than the Chief Executive Officer and the President) and presents to the Committee recommendations with respect to salary, bonuses and other benefit items. The Committee considers and reviews such recommendations and exercises its discretion in accepting or modifying the recommended compensation. In determining compensation for the Chief Executive Officer and the President of the Company, the Committee reviews the responsibilities and performance of each of them. Such review includes interviewing both the Chief Executive Officer and the President and consideration of the Committee’s interaction with the Chief Executive Officer and the President during the applicable year.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the named executive officers were:

•	base salary;
•	cash bonus;
•	salary continuation and death benefit programs; and
•	perquisites and other personal benefits.

Base Salary

The Company provides the named executive officers and other senior executive officers with base salary to compensate them for services rendered during the year. Base salaries are determined for the named executive officers in the discretion of the Committee based upon the recommendations of the Chief Executive Officer’s assessment of the executive’s compensation, both individually and relative to other senior executive officers of the Company and based upon an assessment of the individual performance of the executive. In determining the base salary for the Chief Executive Officer and the President, the Committee exercises its judgment based on its interactions with such senior executive officers and the Committee’s assessment of such officers’ contribution to the Company’s performance and other leadership achievements.

Bonuses

The Committee may award cash bonuses to the named executive officers to reward outstanding performance and the achievement of individual and Company goals. No bonus is guaranteed and there is no defined range of bonus amounts that the Committee may award. Bonus awards are made at the Committee’s discretion based upon an assessment of an individual’s overall contribution to the Company.

Death Benefit and Salary Continuation Plans

The Company sponsors non-qualified arrangements to provide a death benefit to the designated beneficiary of certain key employees (including certain of the named executive officers) in the event of such executive’s death. The Company also has a non-qualified arrangement with certain key employees (including certain of the named executive officers) of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are discussed in footnote (1) and included in column (i) of the “Summary Compensation Table.”

The Committee believes that the Death Benefit and Salary Continuation Plans are significant factors in:

•	enabling the Company to retain its named executive officers;
•	encouraging our named executive officers to render outstanding service; and
•	maintaining competitive levels of total compensation.

Employment Agreement

We have no employment agreements with our named executive officers, except with Jack E. Golsen, our Chief Executive Officer. The terms of Mr. Golsen’s employment agreement are described under “Employment Agreement” beginning on page 56 of this prospectus. We believe that Mr. Golsen’s employment agreement promotes stability in our senior management and encourages Mr. Golsen to provide superior service to us. The Committee did not issue a notice of termination under the employment agreement prior to March 21, 2007, and as a result, the term of the employment agreement was automatically extended from March 21, 2008, to March 21, 2011.

Perquisites and Other Personal Benefits

The Company and the Committee believe that perquisites are necessary and appropriate to enable the Company to attract and retain superior executives as part of total compensation. Accordingly, the Company and the Committee provide perquisites that are reasonable and consistent with the Company’s overall compensation program. The Committee periodically reviews the levels of perquisites provided to the named executive officers. The Company currently provides the named executive officers with the use of the Company’s automobiles, cell phones that are used primarily for business purposes, and pays the country club dues for certain of its executive officers. The executive officers are expected to use the country club in large part for business purposes.

The Company has entered into Change of Control Severance Agreements with certain key employees, including the named executive officers. The Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation - As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid is fully deductible for federal income tax purposes. For 2006, there was no payment of compensation in excess of $1,000,000 for any named executive officer.

Accounting for Stock-Based Compensation - Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its incentive and nonqualifed stock options in accordance with the requirements of FASB Statement 123(R).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

Submitted by the Compensation and Stock Option Committee of the Company’s Board of Directors.

Bernard G. Ille
Horace G. Rhodes

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Jack E. Golsen, Chairman of the Board of Directors and Chief Executive Officer	2006	497,400	-	-	-	-	-	615,168	1,112,568

Tony M. Shelby, Executive Vice President of Finance and Chief Financial Officer	2006	245,000	40,000	-	-	-	-	22,428	307,428

Barry H. Golsen, Vice Chairman of the Board of Directors, President, and President of the Climate Control Business	2006	413,600	40,000	-	-	-	-	9,515	463,115

David R. Goss, Executive Vice President of Operations	2006	233,000	35,000	-	-	-	-	14,146	282,146

David M. Shear, Senior Vice President and General Counsel	2006	225,000	35,000	-	-	-	-	4,628	264,628

(1) As discussed below under “1981 Agreements and 2005 Agreement,” the Company entered into individual death benefit agreements in 1981 and a death benefit agreement in 2005. Compensation for the death benefit is the greater of:

•	the expense incurred associated with our accrued death benefit liability or
•	the prorata portion of life insurance premium expense to fund the undiscounted death benefit.
Amounts accrued under these agreements are not paid until the death of the named executive officer.

As discussed below under “1992 Agreements”, the Company entered into benefit agreements in 1992 which include a death benefit until the employee reaches age 65 or benefits for life commencing when the employee reaches age 65. Compensation for these benefits is the greater of:
•	the expense incurred associated with our accrued benefit liability or
•	the prorata portion of life insurance premium expense to fund the undiscounted death benefit.

All other compensation includes compensation relating to these agreements and perquisites, as follows:

	1981 Agreements	1992 Agreements	2005 Agreements	Automobiles	Country Club Dues	Cell Phones	Total
Jack E. Golsen	$185,584	$-	$422,645	$4,875	$1,618	$446	$615,168
Tony M. Shelby	$6,416	$9,825	$-	$3,175	$2,667	$345	$22,428
Barry H. Golsen	$477	$3,951	$-	$4,375	$-	$712	$9,515
David R. Goss	$868	$9,953	$-	$2,925	$-	$400	$14,146
David M. Shear	$-	$1,146	$-	$2,925	$-	$557	$4,628

The Company did not grant plan-based awards to the named executive officers during 2006.

Employment Agreement

We have an employment agreement with Jack E. Golsen, which requires the Company to employ Mr. Golsen as an executive officer of the Company. Pursuant to an amendment to the employment agreement approved by the Board of Directors, the term will be automatically renewed for up to three additional three-year periods. The employment agreement may be terminated by either party by written notice at least one year prior to the expiration of the then current term. Since a notice of termination under the employment agreement was not issued prior to March 21, 2007, the term of the employment agreement was automatically extended from March 21, 2008 to March 21, 2011. Under the terms of such employment agreement, Mr. Golsen shall:

•
be paid an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation and Stock Option Committee, but such shall never be adjusted to an amount less than Mr. Golsen’s 1995 base salary,

•	be paid an annual bonus in an amount as determined by the Compensation and Stock Option Committee, and
•	receive from the Company certain other fringe benefits (vacation; health and disability insurance).

The employment agreement provides that Mr. Golsen’s employment may not be terminated, except:

•	upon conviction of a felony involving moral turpitude after all appeals have been exhausted (“Conviction”),
•
Mr. Golsen’s serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company’s or its subsidiaries’ best interest (“Misconduct”), and

•	Mr. Golsen’s death.

However, no termination for a Conviction or Misconduct may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated such item.

If Mr. Golsen’s employment is terminated for reasons other than due to a Conviction or Misconduct, then he shall, pursuant to the employment agreement, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen:

•
a cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen’s annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times the number of years remaining under the then current term of the employment agreement, and

•
provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company as discussed below under “Severance Agreements”) and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of 12 consecutive months within any two-year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen’s death.

1981 Agreements

During 1981, the Company entered into individual death benefit agreements (the “1981 Agreements”) with certain key employees (including certain of the named executive officers). As relating to the named executive officers, under the 1981 Agreements, the designated beneficiary of the officer will receive a monthly benefit for a period of ten years if the officer dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The 1981 Agreements provide that the Company may terminate the agreement as to any officer at anytime prior to the officer’s death. The Company has purchased life insurance on the life of each officer covered under the 1981 Agreements to provide a source of funds for the Company’s obligations under the 1981 Agreements. The Company is the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to the Company upon the death of the officer.

The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the named executive officer’s under the 1981 Agreements.

Name of Individual	Amount of Annual Payment
Jack E. Golsen	$175,000
Tony M. Shelby	$35,000
Barry H. Golsen	$30,000
David R. Goss	$35,000

1992 Agreements

During 1992, the Company entered into individual benefit agreements with certain key employees of the Company and its subsidiaries (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65 (the “1992 Agreements”). As relating to the named executive officers, under the 1992 Agreements, the officer is eligible to receive a designated benefit (“Benefit”) as set forth in the 1992 Agreements. The officer will receive the Benefit beginning at the age 65 for the remainder of the officer’s life. If prior to attaining the age 65, the officer dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the officer will receive a monthly benefit (“Death Benefit”) for a period of ten years. The 1992 Agreements provide that the Company may terminate the agreement as to any officer at any time and for any reason prior to the death of the officer. The Company has purchased insurance on the life of each officer covered under the 1992 Agreements. The

Company is the owner and sole beneficiary of each insurance policy, and the proceeds are payable to the Company to provide a source of funds for the Company’s obligations under the 1992 Agreements. Under the terms of the 1992 Agreements, if the officer becomes incapacitated prior to retirement or prior to reaching age 65, the officer may request the Company to cash-in any life insurance on the life of such officer purchased to fund the Company’s obligations under the 1992 Agreements. Jack E. Golsen does not participate in the 1992 Agreements. The following table sets forth the amounts of annual benefits payable to the named executive officers under the 1992 Agreements and the net cash surrender value of the associated life insurance policies at December 31, 2006.

Name of Individual	Amount of Annual Benefit	Amount of Annual Death Benefit	Amount of Net Cash Surrender Value
Jack E. Golsen	N/A	N/A	N/A
Tony M. Shelby	$15,605	N/A	$43,119
Barry H. Golsen	$17,480	$11,596	$18,201
David R. Goss	$17,403	N/A	$43,713
David M. Shear	$17,822	$7,957	$8,023

2005 Agreement

During 2005, the Company entered into a death benefit agreement (“2005 Agreement”) with Jack E. Golsen. This agreement replaced existing benefits that were payable to Mr. Golsen under a split dollar insurance policy purchased by the Company on Mr. Golsen’s life in 1996 and a second policy purchased in 2002. The 2005 Agreement provides that, upon Mr. Golsen’s death, the Company will pay to Mr. Golsen’s family or designated beneficiary $2.5 million to be funded from the net proceeds received by the Company under certain life insurance policies on Mr. Golsen’s life that were purchased and are owned by the Company. The life insurance policies provide an aggregate stated death benefit to the Company, as beneficiary, of $7 million. The Company is obligated to keep in existence no less than $2.5 million of the stated death benefit.

401(k) Plan

The Board of Directors adopted an LSB Industries, Inc., Employee Savings Plan (the “401(k) Plan”) for the employees (including the named executive officers) of the Company and its subsidiaries, excluding employees covered under union agreements and certain other employees. As relating to the named executive officers, the 401(k) Plan is funded by the officer’s contributions. The Company and its subsidiaries make no contributions to the 401(k) Plan. The amount that an officer may contribute to the 401(k) Plan equals a certain percentage of the employee’s compensation, with the percentage based on the officer’s income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the officer’s compensation each pay period, in accordance with the officer’s instructions, and pays the amount into the 401(k) Plan for the officer’s benefit. The salary and bonus set forth in the Summary Compensation Table above include any amounts contributed during the 2006 fiscal year pursuant to the 401(k) Plan by the named executive officers.

Outstanding Equity Awards At December 31, 2006

Options Awards	Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That HaveNot Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack E. Golsen	176,500	-	-	1.25	7/8/2009	-	-	-	-
Tony M. Shelby	100,000 15,000	- -	- -	1.25 2.73	7/8/2009 11/29/2011	- -	- -	- -	- -
Barry H. Golsen	55,000 11,250	- -	- -	1.25 2.73	7/8/2009 11/29/2011	- -	- -	- -	- -
David R. Goss	100,000 15,000	- -	- -	1.25 2.73	7/8/2009 11/26/2011	- -	- -	- -	- -
David M. Shear	85,544 15,000	- -	- -	1.25 2.73	7/8/2009 11/29/2011	- -	- -	- -	- -

(1) Options expiring on July 8, 2009 were granted on July 8, 1999, and were fully vested on July 7, 2003. Options expiring on November 29, 2011, were granted on November 29, 2001 and were fully vested on November 28, 2005.

Option Exercises and Stock Vested in 2006
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack E. Golsen	-	-	-	-
Tony M. Shelby	85,000	410,125	-	-
Barry H. Golsen	8,750	63,000	-	-
David R. Goss	85,000	410,325	-	-
David M. Shear	64,000	351,671	-	-

Potential Payments Upon Termination or Change-In-Control(1)

The following table reflects the amount payable to each of the named executive officers should an event occur as described in the table. The amounts shown assume that such event occurred as of December 31, 2006.
Name and Executive Benefit and Payments Upon Separation	Voluntary Termination ($)	Involuntary Other Than For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary Other Than For Cause Termination - Change of Control ($)	Voluntary For Good Reason Termination - Change of Control ($)	Disability/ Incapacitation ($)	Death ($)

Jack E. Golsen:
Salary	-	621,750	-	1,464,830	1,464,830	2,845,128	-
Bonus	-	125,000	-	-	-	-	-
Death Benefits	-	-	-	-	-	-	4,250,000
Other	-	44,336	-	-	-	-	44,336

Tony M. Shelby:
Salary	-	-	-	778,347	778,347	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	259,043	-	-	-		-	-

Barry H. Golsen:
Salary	-	-	-	1,253,344	1,253,344	-	-
Death Benefits	-	-	-	-	-	-	415,962

David R. Goss:
Salary	-	-	-	756,847	756,847	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	276,708	-	-	-	-	-	-

David M. Shear:
Salary	-	-	-	669,177	669,177	-	-
Death Benefits	-	-	-	-	-	-	79,567

(1) This amount does not include the amount realizable under stock options granted to the named executive officers, all of which will be deemed to be fully vested upon termination or a change in control. See “Outstanding Equity Awards at December 31, 2006.”

Severance Agreements

We have entered into severance agreements with each of the named executive officers and certain other officers. Each severance agreement provides (among other things) that if, within 24 months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer’s employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), the Company must pay the officer an amount equal to 2.9 times the officer’s base amount (as defined). The phrase “base amount” means the average annual gross compensation paid by the Company to the officer and includable in the officer’s gross income during the most recent five year period immediately preceding the change in control. If the officer has been employed by the Company for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a “change in control” means a change in control of the Company of a nature that would require the filing of a Form 8-K with the SEC and, in any event, would mean when:

•
any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities having the right to vote for the election of directors, except acquisitions by:
•	any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or
•
Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates;

•
individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or

•	the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer’s employment with the Company “for cause” means termination because of:
•	the mental or physical disability from performing the officer’s duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period;
•	the conviction of a felony;
•	the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or
•
the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company’s Board of Directors within the reasonable scope of the officer’s duties performed during the 60 day period prior to the change in control.

The definition of “Cause” contained in the severance agreement with Jack E. Golsen means termination because of:
•	the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or
•	if due to Mr. Golsen’s serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that:
•
no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company’s or its subsidiaries’ best interest, and

•	failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer’s employment with the Company for “good reason” means termination because of:
•
the assignment to the officer of duties inconsistent with the officer’s position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities;

•	the relocation of the officer;
•	any purported termination by the Company of the officer’s employment with the Company otherwise than as permitted by the severance agreement; or
•
in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the officer’s normal retirement date from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless the Company gives notices otherwise at least one year prior to the renewal date.

Compensation of Directors

In 2006, we compensated our non-employee directors for their services as directors on our Board. Certain non-employee directors also served on the Board of Directors of our subsidiary, ThermaClime, without additional compensation. Directors who are employees of the Company receive no compensation for their services as directors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Chane in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Raymond B. Ackerman	32,500	-	-	-	-	-	32,500
Robert C. Brown, M.D.	32,000	-	-	-	-	-	32,000
Charles A. Burtch	32,500	-	-	-	-	-	32,500
Grant J. Donovan	12,500	-	-	-	-	-	12,500
N. Allen Ford	12,000	-	-	-	-	-	12,000
Bernard G. Ille	32,000	-	-	-	-	-	32,000
Donald W. Munson	55,833	-	-	-	-	-	55,833
Horace G. Rhodes	32,500	-	-	-	-	-	32,500
John A. Shelley	32,500	-	-	-	-	-	32,500

(1) This amount includes as to each director, an annual fee of $10,000 for services as a director and $500 for each Board meeting attended during 2006. This amount also includes the following fees earned during 2006: Mr. Ackerman received $20,000 for his services on the Audit Committee and Public Relations and Marketing Committee. Dr. Brown received $20,000 for his services on the Benefits and Programs Committee. Mr. Burtch received $20,000 for his services on the Audit Committee. Mr. Ille received $20,000 for his services on the Audit Committee and Compensation and Stock Option Committee. Mr. Munson received $43,333 for his services on the Business Development Committee, including $23,333 for services provided prior to 2006. Mr. Rhodes received $20,000 for his services on the Audit Committee and Compensation and Stock Option Committee. Mr. Shelley received $20,000 for his services on the Public Relations and Marketing Committee.

Compensation Committee Interlocks and Insider Participation

Our Compensation and Stock Option Committee has the authority to set the compensation of all our officers. This Committee generally considers and approves the recommendations of the Chief Executive Officer. The Chief Executive Officer does not make a recommendation regarding his own salary, and did not make any recommendation as to the President’s salary for 2007. The members of the Compensation and Stock Option Committee are the following non-employee directors: Bernard G. Ille and Horace G. Rhodes. Neither Mr. Ille nor Mr. Rhodes is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the information as of December 31, 2006, with respect to our equity compensation plans.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	615,304	$1.86	303,000

Equity compensation plans not approved by stockholders (1)	890,600	$2.06	-

Total	1,505,904	$1.98	303,000

(1) Non-Stockholder Approved Plans From time to time, our Board of Directors has approved the grants of certain nonqualified stock options as the Board has determined to be in our best interest to compensate directors, officers, or employees for service to the Company. Unless otherwise indicated below, the price of each such option is equal to the market value of our common stock at the date of grant and each option expires ten years from the grant date. All outstanding options under these plans were exercisable at December 31, 2006.

Our equity compensation plans, which have not been approved by the stockholders, are the following:

•
Effective December 1, 2002, we granted nonqualified options to purchase up to an aggregate 112,000 shares of common stock to former employees of two former subsidiaries. These options were part of the employees’ severance compensation arising from the sale of the former subsidiaries’ assets. Each recipient of a grant received options for the same number of shares and having the same exercise price as under the recipient’s vested incentive stock options which expired upon the sale. Each nonqualified option was exercisable as of the date of grant and has a term of ten years from the original date of grant. As of December 31, 2006, 7,000 shares are issuable under the following options: 3,000 have an exercise price of $4.188 per share and expire April 22, 2008 and 4,000 have an exercise price of $2.73 per share and expire November 21, 2011.

•
On November 7, 2002, we granted to an employee of the Company a nonqualified stock option to acquire 50,000 shares of common stock in consideration of services rendered to the Company. As of December 31, 2006, 20,000 shares are issuable at an exercise price of $2.62 per share.

•
On November 29, 2001, we granted to employees of the Company nonqualified stock options to acquire 102,500 shares of common stock in consideration of services to the Company. As of December 31, 2006, 62,500 shares are issuable at an exercise price of $2.73 per share.

•
On July 20, 2000, we granted nonqualified options to a former employee of the Company to acquire 185,000 shares of common stock in consideration of services to the Company. As of December 31, 2006, 185,000 shares are issuable under the following options: 5,000 shares at

•

$5.362; 80,000 shares at $4.538; 60,000 shares at $1.375; and 40,000 shares at $1.25. These options were for the same number of shares and the same exercise prices as under the stock options held by the former employee prior to leaving the Company. These options were fully vested at the date of grant and expire, as to 100,000 shares, nine years from the date of grant and as to the remaining 85,000 shares, seven years from the date of grant.

•
On July 8, 1999, in consideration of services to the Company, we granted nonqualified stock options to acquire 371,500 shares of common stock at an exercise price of $1.25 per share to Jack E. Golsen (176,500 shares), Barry H. Golsen (55,000 shares) and Steven J. Golsen (35,000 shares), David R. Goss (35,000 shares), Tony M. Shelby (35,000 shares), and David M. Shear (35,000 shares) and also granted to certain other employees nonqualified stock options to acquire a total of 165,000 shares of common stock at an exercise price of $1.25 per share in consideration of services to the Company. As of December 31, 2006, 516,500 shares are issuable.

•
On April 22, 1998, we granted to certain employees nonqualified stock options to acquire shares of common stock at an exercise price of $4.1875 per share in consideration of services to the Company. As of December 31, 2006, 99,600 shares are issuable under outstanding options under these agreements.

On June 19, 2006, the Compensation and Stock Option Committee granted 450,000 shares of non-qualified stock options to two employees in our Climate Control Business, which are subject to shareholders’ approval. The option price of these options is $8.01 per share which was the fair market value of our common stock on the date of authorization. These options will vest over a ten-year period at a rate of 10% per year and expire on September 16, 2016 with certain restrictions. Under SFAS 123(R), the fair value for these options will be estimated, using an option pricing model, as of the date we receive shareholder approval. We intend to seek shareholder approval of these options at our 2007 annual shareholders’ meeting. In general, a ratable portion of the total estimated fair value relating to these options will be charged to selling, general, and administrative expense (“SG&A”) at the date of shareholders’ approval and the remaining balance amortized to SG&A over the options’ remaining vesting period.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of March 29, 2007, regarding the ownership of our voting common stock and voting preferred stock by each person (including any “group” as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to be beneficial owner of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of March 29, 2007.

Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially owned (1)	Percent of Class+
Jack E. Golsen and certain members of his family (2)	Common Voting Preferred	4,767,015 1,020,000	(3) (4) (6) (5) (6)	22.9% 99.9%

Kent C. McCarthy & affiliates (7)	Common	3,444,617	(8)	16.9%

Paul J. Denby (9)	Common	1,270,400	(9)	6.5%

James W. Sight (10)	Common	966,320	(10)	5.0%

+ Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of March 29, 2007 are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1) We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company’s records.

(2) Includes Jack E. Golsen (“J. Golsen”) and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (“B. Golsen”) (a director, Vice Chairman of the Board of Directors, and President of the Company and its Climate Control Business); son, Steven J. Golsen (“S. Golsen”) (executive officer of several subsidiaries of the Company), and SBL Corporation (“SBL”) which is wholly-owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and Linda F. Rappaport (20% owner and daughter of Jack E. Golsen (“L. Rappaport”)). J. Golsen as the sole director and officer of SBL shares the voting and dispositive power of the shares beneficially owned by SBL and its wholly owned subsidiary, Golsen Petroleum Corp (“GPC”). The address of Jack E. Golsen, Sylvia H. Golsen, and Barry H. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen’s address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179. SBL’s address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(3) Includes (a) the following shares over which J. Golsen has the sole voting and dispositive power: (i) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (ii) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by a trust, of which he is the sole trustee, (iii) 68,529 shares owned of record by a trust, of which he is the sole trustee, and (iv) 176,500 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (b) 838,747 shares owned of record by a trust, of which Sylvia H. Golsen is the sole trustee, over which she and her husband, J. Golsen share voting and dispositive power; (c) 311,639 shares over which B. Golsen has the sole voting and dispositive power, 533 shares owned of record by B. Golsen’s wife, over which he shares the voting and dispositive power, and 66,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (d) 248,915 shares over which S. Golsen has the sole voting and dispositive power and 46,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (e) 195,406 shares held in trust for the grandchildren and great grandchild of J. Golsen and Sylvia H. Golsen of which B. Golsen, S. Golsen and L. Rappaport jointly share voting and dispositive power; (f) 1,512,099 shares owned of record by SBL, 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of the Company’s non-voting Series 2 Preferred, 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and 250,000 shares that SBL has to right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL and (g) 283,955 shares owned of record by GPC, which is a wholly-owned subsidiary of SBL, 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC and 60,749 shares that GPC has the right to acquire upon conversion of 14,033 shares of Series 2 Preferred owned of record by GPC.

(4) Does not include 173,880 shares of common stock owned of record by certain trusts for the benefit of B. Golsen and S. Golsen over which B. Golsen and S. Golsen have no voting or dispositive power. Heidi Brown Shear, our Vice President and Managing Counsel, the niece of J. Golsen, the wife of David M. Shear, our Senior Vice President and General Counsel, and daughter of Dr. Robert C. Brown, a director of our Company, is the Trustee of each of these trusts.

(5) Includes: (a) 4,000 shares of Series B Preferred owned of record by a trust, of which J. Golsen is the sole trustee, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by SBL’s wholly-owned subsidiary, GPC, over which SBL, J. Golsen, and B. Golsen share the voting and dispositive power and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

(6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen and S. Golsen each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen and S. Golsen disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (5) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (5) above.

(7) Kent C. McCarthy, as the manager and sole member of Jayhawk Capital Management, L.L.C. (“Jayhawk Capital”), a Delaware limited liability company, and as Jayhawk Capital’s investment advisor, is deemed to beneficially own, and has sole voting and dispositive power over, the shares of our Series 2 Preferred and common stock beneficially owned by Jayhawk Capital, as well as the shares that Mr. McCarthy personally owns. Jayhawk Capital is deemed to have beneficial ownership of our Series 2 Preferred and common stock held in the portfolios of (a) Jayhawk Institutional Partners, L.P. (“Jayhawk Institutional”), a Delaware limited partnership, and (b) Jayhawk Investments, L.P. (“Jayhawk Investments”), a Delaware limited partnership. Jayhawk Capital is the general partner and manager of Jayhawk Institutional and Jayhawk Capital Investments and, as such, has sole voting and dispositive power over such shares. Mr. McCarthy disclaims beneficial ownership of all such shares other than his personal holdings. Mr. McCarthy’s address is 5410 West 61st Place, Suite 100, Mission, Kansas 66205.

(8) Includes 224,240 shares of common stock that Mr. McCarthy holds through a revocable trust. The portfolio of Jayhawk Institutional includes 1,725,028 shares of common stock, 349,220 shares of common stock receivable upon the conversion of 80,670 shares of our Series 2 Preferred, 112,500 shares of common stock that may be acquired upon exercise of warrants, and 141,040 shares of common stock that may be acquired upon conversion of $1.0 million principal amount of the debentures. See “Recent Development” regarding Jayhawk Institutional current intention to convert all such debentures into 141,040 shares of common stock. The portfolio of Jayhawk Investments includes 570,762 shares of common stock and 321,827 shares of common stock receivable upon the conversion of 74,342 shares of our Series 2 Preferred.

(9) Includes 53,400 shares held by Mr. Denby’s wife, with whom he shares voting and dispositve power over such shares of common stock. Mr. Denby’s address is 4613 Redwood Court, Irving, Texas 75038.

(10) Mr. Sight has sole voting and dispositive power over such shares of common stock. Mr. Sight’s address is 2100 Brookwood, Mission Hill, Kansas 66208.

Security Ownership of Management

The following table sets forth certain information obtained from our directors and our directors and executive officers as a group as to their beneficial ownership of our voting common stock and voting preferred stock as of March 29, 2007.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)	Percent of Class+
Raymond B. Ackerman	Common	21,000	(2)	*

Robert C. Brown, M.D.	Common	208,329	(3)	1.1%

Charles A. Burtch	Common	15,000	(4)	*

Grant J. Donovan	Common	63,911	(5)	*

N. Allen Ford	Common	1,740	(6)	*

Barry H. Golsen	Common Voting Preferred	3,250,741 1,016,000	(7) (17) (7)	15.9 99.5	% %

Jack E. Golsen	Common Voting Preferred	3,900,422 1,020,000	(8) (17) (8)	18.9 99.9	% %

David R. Goss	Common	263,641	(9)	1.3%

Bernard G. Ille	Common	45,000	(10)	*

Jim D. Jones	Common	186,352	(11)	1.0%

Donald W. Munson	Common	16,740	(12)	*

Horace G. Rhodes	Common	20,000	(13)	*

David M. Shear	Common	165,756	(14)	*

Tony M. Shelby	Common	316,910	(15)	1.6%

John A. Shelley	Common	-		-

Directors and Executive Officers as a group number (15 persons)	Common Voting Preferred	5,796,229 1,020,000	(16)	27.2 99.9	% %

* Less than 1%.
+ See footnote “+” to the table under “Security Ownership of Certain Beneficial Owners.”

(1) We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in the our records.

(2) This amount includes the following shares over which Mr. Ackerman shares voting and dispositive power: (a) 2,000 shares held by Mr. Ackerman’s trust, and (b) 4,000 shares held by the trust of Mr. Ackerman’s wife. The remaining 15,000 shares of common stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(3) The amount shown includes 15,000 shares of common stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consists of 122,516 shares owned by Dr. Brown’s wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which

Dr. Brown serves as the trustee. The amount shown does not include shares owned directly, or through trusts, by the children of Dr. Brown and the son-in-law of Dr. Brown, David M. Shear, all of which Dr. Brown disclaims beneficial ownership.

(4) Mr. Burtch has sole voting and dispositive power over these shares, which may be acquired by Mr. Burtch pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(5) The amount includes (a) 63,411 shares of common stock, which Mr. Donovan has the sole voting and dispositive power, and (b) 500 shares owned of record by Mr. Donovan’s wife, voting and dispositive power of which are shared by Mr. Donovan and his wife.

(6) Mr. Ford and his wife share voting and dispositive power over these shares.

(7) See footnotes (3), (4), (5), and (6) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by B. Golsen.

(8) See footnotes (3), (4), (5), and (6) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by J. Golsen.

(9) Mr. Goss has the sole voting and dispositive power over these shares, which include 600 shares held in a trust of which Mr. Goss is trustee and 115,000 shares that Mr. Goss has the right to acquire within 60 days pursuant to options granted under the Company’s stock option plans.

(10) The amount includes (a) 25,000 shares of common stock, including 15,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (b) 20,000 shares owned of record by Mr. Ille’s wife, voting and dispositive power of which are shared by Mr. Ille and his wife.

(11) Mr. Jones and his wife share voting and dispositive power over these shares which includes 115,000 shares that Mr. Jones has the right to acquire within 60 days pursuant to options granted under our stock option plans.

(12) Mr. Munson has the sole voting and dispositive power over these shares, which 15,000 shares that Mr. Munson may purchase pursuant to currently exercisable non-qualified stock options.

(13) Mr. Rhodes has sole voting and dispositive power over these shares, which include 15,000 shares that may be acquired by Mr. Rhodes pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(14) Includes 100,544 shares that Mr. Shear has the right to acquire within 60 days pursuant to options granted under the Company’s stock option plans and over which he has the sole voting and dispositive power and 65,212 shares in which his revocable trust shares voting and dispositive powers with his wife’s revocable trust. This amount does not include, and Mr. Shear disclaims beneficial ownership of, the shares beneficially owned by Mr. Shear’s wife, which consist of 22,760 shares that she has the right to acquire within 60 days pursuant to options granted under the Company’s stock option plans and 291,308 shares, the beneficial ownership of which is disclaimed by her, that are held by trusts of which she is the trustee.

(15) Mr. Shelby has the sole voting and dispositive power over these shares, which include 115,000 shares that Mr. Shelby has the right to acquire within 60 days pursuant to options granted under the Company’s stock option plans.

(16) The shares of common stock include 778,294 shares of common stock that executive officers and directors have the right to acquire within 60 days under our stock option plans and 1,020,592 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other rights, warrants and convertible securities.

(17) Of these shares of common stock, 1,000,102 shares have been pledged to two banks to secure loans made to certain members of the Golsen Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Policy as to Related Party Transaction

Pursuant to the Audit Committee Charter, adopted in 2003, our Audit Committee is to review any Related Party transactions involving any of our directors and executive officers.

Jayhawk

During 2006, Jayhawk Capital and its affiliates (together “Jayhawk”) purchased $1.0 million principal amount of the 7% convertible debentures. In addition, we purchased $1.0 million principal amount of the 10 3/4% Senior Unsecured Notes held by Jayhawk. Jayhawk earned interest of $117,000 relating to these debt instruments in 2006.

Jayhawk Agreement

During November 2006, we entered into an agreement (the “Jayhawk Agreement”) with Jayhawk Capital and certain of its affiliates (collectively, the “Jayhawk Group”). Under the Jayhawk Agreement, the Jayhawk Group agreed, if we made an exchange or tender offer for the Series 2 Preferred, to tender 180,450 shares of the 346,662 shares of Series 2 Preferred owned by the Jayhawk Group, Upon certain conditions being met, one of the conditions to the Jayhawk Group’s obligation to tender the shares of Series 2 Preferred in an exchange or tender offer, the Jayhawk Agreement further provided that the Golsen Group would exchange or tender 26,467 shares of Series 2 Preferred beneficially owned by them. Pursuant to the Jayhawk Agreement and the terms of the exchange offer, during March 2007, the Jayhawk Group and Jack E. Golsen, members of his immediate family, and/or entities in which Mr. Golsen and his immediate family own or control (the “Golsen Group”) tendered 180,450 and 26,467 shares, respectively, of Series 2 Preferred for 1,335,330 and 195,855 shares, respectively, of our common stock in our tender offer and waived a total of approximately $4.96 million in accrued and unpaid dividends, with the Jayhawk Group waiving a total of $4.33 million and the GPC waiving a total of $0.63 million.

Significant Shareholders

In October 2006, we issued 773,655 shares of our common stock to certain holders of our Series 2 Preferred in exchange for 104,548 shares of Series 2 Preferred. The shares of common stock issued included 303,400 and 262,167 shares issued for exchange for 41,000 and 35,428 shares of Series 2 Preferred stock to Paul J. Denby and James W. Sight (“Significant Shareholders”), respectively, or to entities controlled by the Significant Shareholders. The Significant Shareholders waived a total of approximately $1.78 million in accrued and unpaid dividends.

Cash Dividends

During 2006, we paid nominal cash dividends to holders of certain series of our preferred stock. These dividend payments included $91,000 and $133,000 to the Golsen Group and the Jayhawk Group, respectively. Additionally, the dividend payments included $23,000 collectively to the Significant Shareholders.

Northwest

Northwest Internal Medicine Associates (“Northwest”), a division of Plaza Medical Group, P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Under such agreement, Northwest is paid $2,000 a month to perform all such examinations. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group, P.C.

Quail Creek Bank

Bernard Ille, a member of our board of directors, is a director of Quail Creek Bank, N.A. (the “Bank”). The Bank is a lender to one of our subsidiaries. During 2006, the subsidiary made interest and principal payments on outstanding debt owed to the Bank in the amount of $.3 million and $1.6 million, respectively. At March 31, 2007 and December 31, 2006, the subsidiary’s loan payable to the Bank was approximately $2.9 million and $3.3 million, respectively, and bears interest at an annual interest rate of 8.25%. The loan is secured by certain of the subsidiary’s property, plant and equipment.

Board Independence

The Board of Directors has determined that each of Messrs. Ackerman, Burtch, Donovan, Ford, Ille, Munson and Rhodes is an “independent director” in accordance with the current listing standards of the AMEX. In connection with the Board’s determination that John A. Shelley is not independent, the Board considered that the Bank of Union, of which Mr. Shelley is President and Chief Executive Officer, has substantial outstanding loans to the Golsen Group, which are secured in part by shares of our common stock beneficially owned by certain members of the Golsen Group.

RECENT DEVELOPMENT

Proposed Conversion.

In April 2007, the Jayhawk Group offered to convert the $1 million principal amount of debentures owned by it, based on our agreement to pay $35,000, representing interest that would be due in September 2007 on such debentures. If the conversion is completed by Jayhawk, we will issue to Jayhawk 141,040 shares of common stock in accordance with the debentures’ applicable conversion rate of 141.04 shares of common stock for each $1,000 principal amount of converted debentures. The proposed conversion was solicited by the Jayhawk Group and negotiated by us with them. Neither we nor any of members of the Jayhawk Group has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration in connection with the conversion. The issuance of the common stock upon conversion of the debentures would be made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), by virtue of Section 3(a)(9) of the Act, and such shares of common stock would be eligible for resale by the Jayhawk Group pursuant to the terms of the prospectus included in this registration statement.

If the proposed conversion is completed, no debentures would remain outstanding following the proposed conversion, our debt will be reduced by $1.0 million, and our stockholders’ equity will increase by the same amount.

As noted in the table and footnotes under “Security Ownership of Certain Beneficial Owners,” as of March 29, 2007, the Jayhawk Group beneficially owned 3,444,617 shares of the our common stock, representing approximately 16.9% of the Company’s issued and outstanding common stock, as calculated in accordance with Rule 13d-3 of the Exchange Act. Those shares include 2,520,030 shares owned of record, 671,047 shares issuable upon conversion of 155,012 shares of Series 2 Preferred, the 141,040 shares currently issuable upon conversion of the debentures, and 112,500 shares of common stock issuable under our other securities owned by Jayhawk. If the proposed conversion is completed, the Jayhawk Group’s beneficial ownership percentage would not change, assuming the Jayhawk Group does acquire or dispose of beneficial ownership of any other shares of our common stock.

Disclosure of Commission Position in Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

LEGAL MATTERS
Selected legal matters in connection with the common stock being offered by this prospectus are being passed upon for us by Conner & Winters, LLP, Oklahoma City, Oklahoma.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2006 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LSB INDUSTRIES, INC.

7% Convertible Senior
Subordinated Debentures Due 2011

2,542,500 Shares of Common Stock

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PROSPECTUS

April 18, 2007

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